                                                                    Exhibit 2.1

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                             COMBINATION AGREEMENT

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                                  DATED AS OF
                                OCTOBER 6, 1997

                                     AMONG

                    FLIR SYSTEMS, INC., SPECTRA-PHYSICS AB,

         SPECTRA-PHYSICS HOLDINGS S.A., SPECTRA-PHYSICS HOLDINGS GMBH,

                         SPECTRA-PHYSICS HOLDINGS PLC,

                                      AND

                             PHAROS HOLDINGS, INC.

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                               TABLE OF CONTENTS

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RECITALS.............................................................   1
ARTICLE 1 -- DEFINITIONS AND PRINCIPLES OF INTERPRETATION............   2
  1.1  Defined Terms.................................................   2
  1.2  Certain Rules of Interpretation...............................   6
  1.3  Exhibits and Schedules........................................   6
  1.4  Accounting Principles.........................................   7
ARTICLE 2 -- SALE AND PURCHASE OF AGEMA STOCK........................   7
  2.1  Sale and Purchase of AGEMA Stock..............................   7
  2.2  Sale and Purchase of AGEMA Canada Stock.......................   7
  2.3  Sale and Purchase of AGEMA UK Stock...........................   7
  2.4  Exchange of AGEMA USA Stock...................................   7
  2.5  Delivery of Shares............................................   8
ARTICLE 3 -- CLOSING.................................................   8
  3.1  Closing.......................................................   8
  3.2  Deliveries by Stockholders....................................   8
  3.3  Deliveries by FLIR............................................   9
ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES BY THE SPECTRA COMPANIES.   9
  4.1  Spectra Companies' Organization and Qualification.............   9
  4.2  Spectra Companies' Authority Relative to this Agreement.......   10
  4.3  Title to Companies Stock......................................   10
  4.4  Transfer of Title.............................................   10
  4.5  AGEMA Companies' Organization and Qualification...............   11
  4.6  Capitalization................................................   11
  4.7  Subsidiaries..................................................   11
  4.8  AGEMA Companies' Authority Relative to this Agreement.........   11
  4.9  Financial Statements..........................................   12
  4.10 Absence of Certain Changes or Events..........................   12
  4.11 Litigation....................................................   13
  4.12 Taxes.........................................................   13
  4.13 Compliance with Permits, Applicable Laws and Agreements.......   14
  4.14 Employee Plans and Benefit Arrangements.......................   14
  4.15 Title to Assets...............................................   15
  4.16 Intangible Property...........................................   15
  4.17 Environmental Matters.........................................   16
  4.18 Absence of Certain Payments...................................   16
  4.19 No Broker, Etc................................................   17
  4.20 Other Negotiations............................................   17
  4.21 Business......................................................   17
  4.22 Securities Act Representations................................   17
  4.23 Proxy Statement...............................................   17
  4.24 No Untrue Statement or Omission...............................   18
ARTICLE 5 -- REPRESENTATIONS AND  WARRANTIES OF FLIR.................   18
  5.1  Organization and Qualification................................   18
  5.2  Authority Relative to this Agreement..........................   18
  5.3  FLIR Stock to Be Issued at Closing............................   19
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  5.4  FLIR Common Stock Outstanding.....................................   19
  5.5  Subsidiaries......................................................   19
  5.6  SEC Filings; Financial Statements.................................   20
  5.7  Absence of Certain Changes or Events..............................   20
  5.8  Litigation........................................................   21
  5.9  Taxes.............................................................   21
  5.10 Compliance with Permits, Applicable Laws and Agreements...........   21
  5.11 Employee Plans and Benefit Arrangements...........................   22
  5.12 Title to Assets...................................................   22
  5.13 Intangible Property...............................................   23
  5.14 Environmental Matters.............................................   23
  5.15 Absence of Certain Payments.......................................   24
  5.16 No Broker, Etc....................................................   24
  5.17 Other Negotiations................................................   24
  5.18 Business..........................................................   24
  5.19 Securities Act Representations....................................   25
  5.20 Proxy Statement...................................................   25
  5.21 No Untrue Statement or Omission...................................   25
ARTICLE 6 -- TAX MATTERS.................................................   25
  6.1  Tax Payment and Tax Return Filing Responsibilities................   25
  6.2  Tax Sharing and Indemnification...................................   26
  6.3  Tax Sharing Agreements............................................   27
  6.4  Net Operating Loss Carryforward...................................   27
  6.5  Cooperation.......................................................   27
ARTICLE 7 -- ADDITIONAL AGREEMENTS AND COVENANTS.........................   27
  7.1  Conduct of Business of FLIR and the AGEMA Companies...............   27
  7.2  Notice of Breach..................................................   29
  7.3  Reasonable Efforts................................................   29
  7.4  Other Transactions................................................   29
  7.5  Access to Information.............................................   29
  7.6  Employee Matters..................................................   30
  7.7  Access to Records and Personnel After Closing.....................   30
  7.8  Purchases of FLIR Common Stock....................................   30
  7.9  Directors.........................................................   31
  7.10 AGEMA and European Subsidiaries Stock.............................   31
  7.11 Tax Treatment of Exchange of AGEMA USA Stock......................   31
  7.12 Confidentiality...................................................   31
  7.13 Proxy Statement...................................................   32
  7.14 Stockholders' Meeting.............................................   32
  7.15 HSR Act Filings...................................................   32
  7.16 Transferred Liabilities...........................................   32
  7.17 Interim Financial Statements......................................   32
  7.18 Further Assurances................................................   33
ARTICLE 8 -- CONDITIONS PRECEDENT........................................   33
  8.1  Conditions to Obligations of FLIR.................................   33
  8.2  Conditions to Obligations of Stockholders.........................   34
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ARTICLE 9 -- TERMINATION, AMENDMENT AND WAIVER............................   36
  9.1   Termination.......................................................   36
  9.2   Effect of Termination.............................................   37
  9.3   Amendment.........................................................   37
  9.4   Waiver............................................................   37
ARTICLE 10 -- SURVIVAL AND INDEMNIFICATION................................   37
  10.1  Survival of Representations, Warranties, Covenants and
          Agreements......................................................   37
  10.2  Indemnification by the Spectra Companies..........................   38
  10.3  Indemnification by FLIR...........................................   38
  10.4  Notification and Defense of Claims or Actions.....................   38
  10.5  Reliance..........................................................   39
ARTICLE 11 -- GENERAL PROVISIONS..........................................   39
  11.1  Expenses..........................................................   39
  11.2  Public Announcements..............................................   39
  11.3  Notices, Etc......................................................   40
  11.4  Attorneys' Fees...................................................   40
  11.5  Severability......................................................   40
  11.6  Remedies..........................................................   41
  11.7  No Third-Party Beneficiaries......................................   41
  11.8  Governing Law.....................................................   41
  11.9  Jurisdiction......................................................   41
  11.10 Assignment and Binding Effect....................................    41
  11.11 Joint and Several Obligations....................................    42
  11.12 Entire Agreement.................................................    42
  11.13 Counterparts.....................................................    43
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                                      iii

                             COMBINATION AGREEMENT

  COMBINATION AGREEMENT (hereinafter called "Agreement"), dated as of October 6, 1997, among FLIR SYSTEMS, INC., an Oregon corporation ("FLIR"), SPECTRA-PHYSICS AB, a corporation organized under the laws of Sweden ("Spectra"), SPECTRA-PHYSICS HOLDINGS S.A., a corporation organized under the laws of France ("Spectra France"), SPECTRA-PHYSICS HOLDINGS GMBH, a corporation organized under the laws of Germany ("Spectra Germany"), SPECTRA-PHYSICS HOLDINGS PLC, a public limited company organized under the laws of the United Kingdom ("Spectra UK"), PHAROS HOLDINGS, INC., a corporation organized under the laws of the state of Delaware ("Pharos") (collectively, Spectra, Spectra France, Spectra Germany, Spectra UK and Pharos are referred to individually as a "Spectra Company" and collectively as "the Spectra Companies") (Spectra, Spectra UK and Pharos are referred to individually as "Stockholder and collectively as "Stockholders"):

                                   RECITALS

  A. AGEMA INFRARED SYSTEMS AB, a corporation organized under the laws of Sweden ("AGEMA"), AGEMA INFRARED SYSTEMS LTD., a corporation organized under the federal laws of Canada ("AGEMA Canada"), AGEMA INFRARED SYSTEMS S.A.R.L., a corporation organized under the laws of France ("AGEMA France"), AGEMA INFRARED SYSTEMS GMBH, a corporation organized under the laws of Germany ("AGEMA Germany"), AGEMA INFRARED SYSTEMS LIMITED, a company organized under the laws of the United Kingdom ("AGEMA UK"), and AGEMA INFRARED SYSTEMS, INC., a Delaware corporation authorized to do business in New Jersey ("AGEMA USA") (AGEMA, AGEMA Canada, AGEMA France, AGEMA Germany, AGEMA UK, AGEMA Italy (hereinafter defined), and AGEMA USA are referred to individually as an "AGEMA Company" and collectively as the "AGEMA Companies") (AGEMA France, AGEMA Germany, and AGEMA Italy are referred to individually as a "European Subsidiary" and collectively as the "European Subsidiaries") engage in the business of design, manufacture and distribution of thermal imaging devices.

  B. Spectra is the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of SPECTRA-PHYSICS INDUSTRI AB, a corporation organized under the laws of Sweden ("Spectra Industri"), AGEMA Canada, Pharos, Spectra UK, Spectra France and Spectra Germany. Spectra Industri is the record and beneficial owner of 100% of the issued and outstanding capital stock of AGEMA.

  C. The Spectra Companies and Spectra Industri are the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of the AGEMA Companies (the "AGEMA Companies Stock").

  D. Before Closing, (i) Spectra shall cause Spectra Industri to transfer to Spectra 100% of the issued and outstanding capital stock of AGEMA, so that at Closing, Spectra will be the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of AGEMA and (ii) the Spectra Companies shall transfer to AGEMA 100% of the issued and outstanding shares of capital stock of the European Subsidiaries, so that at Closing, AGEMA will be the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of the European Subsidiaries (the "European Subsidiaries Stock").

  E. Before Closing, AGEMA shall form an Italian corporation as a wholly-owned subsidiary, called AGEMA INFRARED SYSTEMS S.R.L., a corporation to be organized under the laws of Italy ("AGEMA Italy"), into which Spectra shall contribute certain assets and employees related to the business of design, manufacture and distribution of thermal imaging devices conducted by Spectra in Italy.

  F. Spectra desires to sell to FLIR, and FLIR desires to purchase from Spectra 100% of the issued and outstanding shares of capital stock of AGEMA (the "AGEMA Stock") for an aggregate number of three million nine hundred twelve thousand two hundred eighty (3,912,280) shares of FLIR Stock and One hundred Dollars ($100).

  G. Spectra desires to sell to FLIR, and FLIR desires to purchase from Spectra 100% of the issued and outstanding shares of capital stock of AGEMA Canada (the "AGEMA Canada Stock") for an aggregate number of forty one thousand six hundred twenty (41,620) shares of FLIR Stock and Thirty Dollars ($30).

  H. Spectra UK desires to sell to FLIR, and FLIR desires to purchase from Spectra UK 100% of the issued and outstanding shares of capital stock of AGEMA UK (the "AGEMA UK Stock") for an aggregate number of one hundred eighty three thousand one hundred twenty eight (183,128) shares of FLIR Stock and Twenty Dollars ($20).

  I. Pharos desires to exchange in accordance with the terms and conditions of this Agreement, 100% of the issued and outstanding shares of capital stock of AGEMA USA (the "AGEMA USA Stock") solely for an aggregate number of twenty four thousand nine hundred seventy two (24,972) shares of newly-issued FLIR Stock, and FLIR desires to acquire the AGEMA USA Stock from Pharos, solely in exchange for such shares of FLIR Stock, as hereinafter provided (the AGEMA Stock, the AGEMA Canada Stock, the AGEMA UK Stock and the AGEMA USA Stock are referred to collectively as the "Target Stock").

  J. The Boards of Directors of the Spectra Companies have determined that the Transaction is in the best interest of the Spectra Companies and the stockholders of the Spectra Companies.

  K. The Board of Directors of FLIR has determined that the Transaction is in the best interest of FLIR and the stockholders of FLIR.

  L. FLIR and the Spectra Companies wish to make certain representations, warranties, covenants and agreements in connection with the Transaction.

  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

                                   ARTICLE 1

                 DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINED TERMS

  As used in this Agreement, the following terms shall have the respective meanings set forth below:

  "Accredited Investor": As defined in Regulation D of the Securities Act.

  "Affiliate": As to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

  "Affiliated Group": An "affiliated group" as defined in Section 1504(a)(1) of the Code.

  "AGEMA Material Adverse Effect": An adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of the AGEMA Companies (taken as a whole) in an amount in excess of $300,000.

  "AGEMA Intercompany Indebtedness": Any advance, loan or credit provided to any of the AGEMA Companies by any of the Spectra Companies or any of their Affiliates (other than the AGEMA Companies).

  "AGEMA Intercompany Receivables": Any advance, loan or credit provided by any of the AGEMA Companies to any of the Spectra Companies or any of their Affiliates (other than the AGEMA Companies), including, but not limited to, any balances for the account of the AGEMA Companies maintained by the Spectra Companies in subaccounts and other pooled cash funds or deposits.


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

  "AGEMA Net Intercompany Indebtedness": The aggregate amount of all AGEMA Intercompany Indebtedness minus the aggregate amount of all AGEMA Intercompany Receivables.

  "Authorized Representative": As to any Person, such Person's officers, directors, employees, counsel and accountants.

  "Claims Period": Except as otherwise specifically provided in Section 10.1, the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

  "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "Consent": Any consent, permission, approval or authorization of or by any Person.

  "Contract": Any written or oral contract, purchase or sale order, real or personal property lease or sale agreement, Lien, promissory note, loan agreement, guaranty or other agreement in which any of the AGEMA Companies or the FLIR Companies, as applicable, is a party or by which any of the AGEMA Companies or the FLIR Companies, as applicable, is bound (other than the Employee Contracts) including, without limitation, all distributor, sales representative and dealer agreements, joint venture and teaming agreements, purchase and supply contracts, maintenance contracts, license and royalty agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyship, covenants not to compete or solicit, confidentiality agreements and indemnification agreements, by or for the benefit of the AGEMA Companies or the FLIR Companies, as applicable, or by which any of the AGEMA Companies or the FLIR Companies, as applicable, is bound, and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

  "Corporate Records": The articles of incorporation (including all amendments thereto), bylaws (including all amendments thereto), similar organizational documents (including all amendments thereto), minutes, unanimous written consents, resolutions, stock records, stock transfer ledger, canceled certificates and other documents customarily contained in corporate minute books.

  "Employee Contract": Any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within thirty (30) days without liability to the employer), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers' compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or the like, which is not a Plan.

  "Employees": All current or former officers, directors, employees, agents, or independent contractors.

  "Employment Agreements": Executive Employment Agreement dated May 5, 1997 between FLIR and J. Mark Samper; Executive Employment Agreement dated May 5, 1997 between FLIR and James A. Fitzhenry; Executive Employment Agreement dated May 5, 1997 between FLIR and William N. Martin; Executive Employment Agreement dated May 5, 1997 between FLIR and Robert P. Daltry; Executive Employment Agreement dated May 5, 1997 between FLIR and J. Kenneth Stringer III; and Executive Employment Agreement dated May 5, 1997 between FLIR and Steven R. Palmquist.

  "Environmental Laws": All present and future national, federal, provincial, state and local laws (whether under common law, statute, rule, regulation or otherwise), Permits, and other requirements of Governmental Authorities relating to the protection of human health or the environment or to any Hazardous Materials.

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

  "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

  "ERISA Affiliates": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with any one or more of the AGEMA Companies or the FLIR Companies, as applicable, under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

  "Exchange Act": The Securities Exchange Act of 1934, as amended.

  "FLIR Companies": FLIR and the FLIR Subsidiaries.

  "FLIR Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by FLIR to Stockholders and attached hereto, each page of which has been initialed by a duly authorized officer of FLIR.

  "FLIR Material Adverse Effect:" An adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of the FLIR Companies (taken as a whole) in an amount in excess of $300,000.

  "FLIR Stock": Shares of voting Common Stock of FLIR, $0.01 par value, newly-issued by FLIR (and not the transfer of treasury shares).

  "FLIR Subsidiaries": Optimas Corporation, a Washington corporation ("Optimas"), Broadcast and Surveillance Systems, Ltd., a limited company organized under the laws of the United Kingdom ("BSS"), FSI International, Inc., a company organized under the laws of Barbados ("FSII"), and Hoeger Optical Co., Inc., a California corporation ("Hoeger").

  "GAAP": With respect to the AGEMA Companies, Swedish generally accepted accounting principles in effect from time to time, and with respect to FLIR, United States generally accepted accounting principles in effect from time to time.

  "Governmental Authority": Any national, federal, provincial, state or municipal entity, any other government, or any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, of any country, including, but not limited to, any of the Pertinent Countries.

  "Hazardous Materials": Materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Materials" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under any of the Environmental Laws. "Hazardous Materials" shall specifically include, but not be limited to, petroleum or petroleum products, including crude oil and any fraction thereof.

  "Indebtedness": Any indebtedness for borrowed money or for the deferred purchase price of property or services owned, or guarantee of such indebtedness, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, but not limited to, all obligations, contingent or otherwise, in connection with any letters of credit, bonds, notes, debentures, conditional sale or other title retention agreements, or other similar instruments.

  "Intangible Property": All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by any of the AGEMA Companies or the FLIR Companies, as applicable, pertaining to any product, software or service manufactured, marketed, licensed or sold by any of the AGEMA Companies or the FLIR Companies, as applicable, in the conduct of its business or used, employed or exploited, or available for use, in the development, licensing, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

  "Knowledge": With respect to the Spectra Companies, that which the Persons listed on Schedule 1.1(a) actually knows or reasonably should know after reviewing all relevant records and making due inquiries regarding the relevant matter. With respect to the FLIR Companies, that which the Persons listed on
Schedule 1.1(b) actually knows or reasonably should know after reviewing all relevant records and making due inquiries regarding the relevant matter.

  "Lien": Any mortgage, pledge, lien, charge, encumbrance, security interest, claim or restriction of any kind.

  "Loss": Any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorney and other professional fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any Proceeding).

  "Order": Any judgment, writ, injunction, order, directive, ruling or decree of any arbitrator or any court or other Governmental Authority.

  "Permit": Any permit, license, franchise, consent, variance, exemption, or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

  "Person": Any individual or corporation, company, general partnership, limited partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, Governmental Authority or other entity of any kind.

  "Pertinent Countries": Sweden, Canada, France, Germany, the United Kingdom, Italy and the United States.

  "Plans": All plans, programs, policies, contracts and arrangements providing for bonuses, incentives, pensions, retirement, deferred compensation, profit sharing, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employee, whether or not insured or funded, and all other material employee benefit plans, programs, agreements and arrangements sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any of the AGEMA Companies or the FLIR Companies, as applicable.

  "Proceeding": Any claim, suit, action, arbitration, government investigation or proceeding.

  "Real Property": All real property now or in the past owned, leased or occupied by any of the AGEMA Companies or the FLIR Companies, as applicable, or any other Person to which any of the AGEMA Companies or the FLIR Companies, as applicable, is or is deemed to be a successor in interest, whether directly or indirectly (including, without limitation, by merger, under applicable Environmental Laws or otherwise), or in which any of the AGEMA Companies or the FLIR Companies, as applicable, or any such other Person has now or in the past had any interest, together with (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances relating thereto.

  "Release": Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

  "Relevant Insider": Any holder of more than 10% of the outstanding shares of, and any officer, director, manager or purchasing agent of, any of the AGEMA Companies or the FLIR Companies, as applicable.

  "SEC": The Securities and Exchange Commission.

  "Securities Act": The Securities Act of 1933, as amended.

  "Spectra Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by the Spectra Companies to FLIR and attached hereto, each page of which has been initialed by a duly authorized officer of Spectra and AGEMA.

  "Subsidiary": As to any Person, any other Person of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.

  "Tax": Any income, profits, corporation, capital gains, excise, franchise, sales, turnover, value added, use, transfer, gross receipts, payroll, occupation, social security, personal property, real property, occupancy or other tax, customs, duty, levy, impost, fee, imposition, assessment, contribution, withholding or similar charge, together with any related addition to tax, interest or penalty thereon, of any Governmental Authority.

  "Tax Affiliate": With respect to any Person, any other Person that is a member of the same Affiliated Group as such Person.

  "Tax Period" or "Taxable Period": Any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

  "Tax Return": Any type of return or report required to be filed as a result of any Tax, and any return or informational report required to be filed under the Code or any other tax law, statute, rule or regulation of any Governmental Authority.

  "Transaction": The execution, delivery and performance of this Agreement and the other agreements contemplated hereby, including the acquisition by FLIR of the Target Stock in exchange for FLIR Stock and cash, as applicable, the other transactions contemplated by this Agreement, and the other actions required in connection therewith.

1.2 CERTAIN RULES OF INTERPRETATION.

  1.2.1 The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (b) references herein to "Articles" or "Sections" refer to articles or sections of this Agreement.

  1.2.2 The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

  1.2.3 Time is of the essence in the performance of the parties' respective obligations.

  1.2.4 Unless otherwise specified, all references to money amounts are to U.S. currency.

1.3 EXHIBITS AND SCHEDULES.

  The exhibits and schedules to this Agreement, as listed below, are incorporated by this reference into this Agreement:

     FLIR Disclosure Schedule
     Spectra Disclosure Schedule

     Schedule 1.1(a) -- List of the Spectra Companies' Knowledge Persons
     Schedule 1.1(b) -- List of the FLIR Companies' Knowledge Persons
     Schedule 8.1.8 -- List of Agreements Between Spectra Companies and the
                       AGEMA Companies to Remain in Effect
     Schedule 8.1.9 -- List of Transferred Liabilities, Indebtedness and
                       Liens
     Exhibit 3.2.2 -- Registration Rights Agreement
     Exhibit 3.2.5 -- Opinions of Counsel for the Spectra Companies and the
                      AGEMA Companies
     Exhibit 3.3.5 -- Opinion of Counsel for FLIR

1.4 ACCOUNTING PRINCIPLES

  All references, if any, to generally accepted accounting principles means to GAAP and all accounting terms, if any, not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP.

                                   ARTICLE 2

                       SALE AND PURCHASE OF AGEMA STOCK
                    SALE AND PURCHASE OF AGEMA CANADA STOCK
                      SALE AND PURCHASE OF AGEMA UK STOCK
                          EXCHANGE OF AGEMA USA STOCK
                            DELIVERY OF FLIR STOCK

2.1 SALE AND PURCHASE OF AGEMA STOCK

  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date, Spectra shall sell and transfer to FLIR and FLIR shall buy from Spectra the AGEMA Stock free and clear of all Liens. The purchase price to be paid by FLIR to Spectra at the Closing will consist of an aggregate number of three million nine hundred twelve thousand two hundred eighty (3,912,280) shares of FLIR Stock plus One hundred Dollars ($100). The FLIR Stock shall be newly-issued shares and not treasury shares.

2.2 SALE AND PURCHASE OF AGEMA CANADA STOCK

  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date, Spectra shall sell and transfer to FLIR and FLIR shall buy from Spectra the AGEMA Canada Stock free and clear of all Liens. The purchase price to be paid by FLIR to Spectra at the Closing will consist of an aggregate number of forty one thousand six hundred twenty (41,620) shares of FLIR Stock plus Thirty Dollars ($30). The FLIR Stock shall be newly-issued shares and not treasury shares.

2.3 SALE AND PURCHASE OF AGEMA UK STOCK

  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date, Spectra UK shall sell and transfer to FLIR and FLIR shall buy from Spectra UK the AGEMA UK Stock free and clear of all Liens. The purchase price to be paid by FLIR to Spectra UK at the Closing will consist of an aggregate number of one hundred eighty three thousand one hundred twenty eight (183,128) shares of FLIR Stock plus Twenty Dollars ($20). The FLIR Stock shall be newly-issued shares and not treasury shares.

2.4 EXCHANGE OF AGEMA USA STOCK

  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date, Pharos shall deliver or cause to be delivered to FLIR the AGEMA USA Stock. In exchange for the AGEMA USA Stock, FLIR shall issue to Pharos an aggregate number of twenty four thousand nine hundred seventy two (24,972) shares of FLIR Stock. The FLIR Stock shall be newly-issued shares and not treasury shares.

2.5 DELIVERY OF SHARES

  2.5.1 At the Closing, Stockholders, as holders of all certificates representing all outstanding shares of the Target Stock, shall, upon surrender of such certificates, be entitled to receive the cash and the number of shares of FLIR Stock described in Sections 2.1, 2.2, 2.3 and 2.4.

  2.5.2 Stockholders shall deliver the certificates representing the Target Stock, duly endorsed in blank by Stockholders along with all other instruments of endorsement necessary to effect the transfer of such shares under applicable law, with signatures notarized, and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and canceled. Stockholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Target Stock or with respect to the stock powers or other instruments of conveyance accompanying any Target Stock.

                                   ARTICLE 3

                                    CLOSING

3.1 CLOSING

  Subject to the terms and conditions of this Agreement, the closing of the exchange and delivery of shares pursuant to Article 2 hereof (the "Closing") shall take place at FLIR's offices in Portland, Oregon, at 8:00 a.m. Pacific Standard Time on the later of (i) November 26, 1997 or (ii) three business days after receipt of FLIR shareholder consent, or such earlier or later date as the parties may mutually agree upon in writing (the "Closing Date"). The time of the Closing shall be referred to as the "Effective Time."

3.2 DELIVERIES BY STOCKHOLDERS

  At Closing, Stockholders shall deliver, or cause to be delivered, to FLIR the following:

  3.2.1 The certificates representing the Target Stock, duly endorsed in blank or with duly executed stock powers or instruments of conveyance attached;

  3.2.2 Duly executed original counterparts of a Registration Rights Agreement in substantially the form of attached Exhibit 3.2.2 (the "Registration Rights Agreement");

  3.2.3 Spectra's Bring-Down Certificate (hereinafter defined);

  3.2.4 A certified copy of the resolutions duly adopted by the Board of Directors and stockholders of each of the Spectra Companies authorizing the Transaction;

  3.2.5 Opinions of counsel for the Spectra Companies and the AGEMA Companies, dated as of the Closing Date, to the effect and substantially in the form set forth in Exhibit 3.2.5;

  3.2.6 An affidavit executed by Pharos to the effect that Pharos is not a "foreign person" within the meaning of Section 1445 of the Code;

  3.2.7 Affidavits executed by each of the AGEMA Companies (other than AGEMA
USA) that it has not made an election, pursuant to Section 897(i) of the Code and US Treasury Regulations Section 1.897-3, to be treated as a U.S. domestic corporation for purposes of Code Sections 897, 1445 and 6039C;

  3.2.8 Evidence satisfactory to FLIR that the European Subsidiaries Stock has been duly registered in AGEMA's name on the share transfer books and official registries of the European Subsidiaries;

  3.2.9 Evidence satisfactory to FLIR that the Target Stock has been duly registered in FLIR's name on the share transfer books and official registries of the AGEMA Companies; and

  3.2.10 Such other agreements and documents, the delivery of which is specified in Article 8 as a condition to FLIR's closing obligations, and such other agreements, documents, certificates and instruments as FLIR may reasonably request.

3.3 DELIVERIES BY FLIR

  At the Closing, FLIR shall deliver to Stockholders the following:

  3.3.1 The shares of FLIR Stock and cash due Stockholders in accordance with
Section 2.5.1;

  3.3.2 Duly executed original counterparts of the Registration Rights
Agreement;

  3.3.3 FLIR's Bring-Down Certificate (hereinafter defined);

  3.3.4 Certified copies of the resolutions duly adopted by the Board of Directors and stockholders of FLIR authorizing the Transaction;

  3.3.5 An opinion of Ater Wynne Hewitt Dodson & Skerritt, counsel for FLIR, dated as of the Closing Date, to the effect and substantially in the form set forth in Exhibit 3.3.5;

  3.3.6 Evidence satisfactory to Stockholders that the FLIR Stock has been duly registered in Stockholders' names on the share transfer books of FLIR; and

  3.3.7 Such other agreements and documents, the delivery of which is specified in Article 8 as a condition to Stockholders' closing obligations, and such other agreements, documents, certificates and instruments as Stockholders may reasonably request.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES BY THE SPECTRA COMPANIES

  As a material inducement to FLIR to enter into this Agreement, the Spectra Companies jointly and severally represent and warrant to FLIR as of the date hereof and as of the Closing Date that, except as set forth in the Spectra Disclosure Schedule:

4.1 SPECTRA COMPANIES' ORGANIZATION AND QUALIFICATION

  Spectra is a corporation duly organized and validly existing under the laws of Sweden. Spectra France is a corporation duly organized and validly existing under the laws of France. Spectra Germany is a corporation duly organized and validly existing under the laws of Germany. Spectra UK is a public limited company duly organized and validly existing under the laws of the United Kingdom. Pharos is a corporation duly organized and validly existing under the laws of the state of Delaware. Each of the Spectra Companies is duly licensed or qualified and in good standing (to the extent that the concept of good standing exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so qualified will not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of the Spectra Companies, taken as a whole. Each of the Spectra Companies has the corporate power to own its properties and to carry on its business as it is now being conducted. None of the Spectra Companies is bankrupt or insolvent or has committed any act of bankruptcy or entered into any scheme or composition or arrangement with its creditors.

4.2 SPECTRA COMPANIES' AUTHORITY RELATIVE TO THIS AGREEMENT

  4.2.1 Each of the Spectra Companies has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

  4.2.2 The Transaction has been duly authorized by the Board of Directors of each of the Spectra Companies. No other corporate proceedings on the part of any of the Spectra Companies are necessary to authorize the Transaction.

  4.2.3 This Agreement constitutes a valid and binding obligation of each of the Spectra Companies, enforceable against each of them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding therefor may be brought.

  4.2.4 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) require any Consent of the shareholders of the Spectra Companies;
(b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of any of the Spectra Companies, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to any of the Spectra Companies or their properties or assets; or
(c) result in or require the imposition of any Lien with respect to, or upon, any of the Spectra Companies or its properties or assets, except where any item noted in (a) through (c) will not have an AGEMA Material Adverse Effect.

  4.2.5 None of the Spectra Companies is subject to or obligated under (i) any charter or bylaw, or (ii) any indenture, loan document provision or any other contract, Permit, Order, lease, instrument, statute, law, ordinance, rule or regulation applicable to any of the Spectra Companies or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), as a result of any aspect of the Transaction.

  4.2.6 No Permit or Consent is necessary for the consummation by the Spectra Companies or the AGEMA Companies of the Transaction.

4.3 TITLE TO COMPANIES STOCK

  The Spectra Companies are the lawful record and beneficial owners of the AGEMA Companies Stock, in the amounts set forth opposite their respective names in Section 4.3(i) of the Spectra Disclosure Schedule. Immediately before the Closing, Stockholders will be the lawful record and beneficial owners of the Target Stock, in the amounts set forth opposite their respective names in
Section 4.3(ii) of the Spectra Disclosure Schedule. Immediately before the Closing, AGEMA will be the lawful record and beneficial owner of the European Subsidiaries Stock, in the amounts set forth in Section 4.3(iii) of the Spectra Disclosure Schedule, free and clear of all Liens. Before Closing, all actions required under applicable law to reflect AGEMA as the record owner of the European Subsidiaries Stock shall have been taken. Immediately before the Closing, Stockholders will have, good, valid and indefeasible title to the Target Stock, free and clear of all Liens, with full right and lawful authority to sell and transfer the Target Stock. Before Closing, all action required under applicable law to reflect Stockholders as the record owners of the Target Stock shall have been taken.

4.4 TRANSFER OF TITLE

  Upon delivery of the Target Stock as provided in Section 2.5.1, FLIR will acquire good beneficial and legal, valid and indefeasible title to the Target Stock, free and clear of all Liens arising with respect to the Target Stock prior to Closing.

4.5 AGEMA COMPANIES' ORGANIZATION AND QUALIFICATION

  Each of AGEMA, AGEMA Canada, AGEMA France, AGEMA Germany, AGEMA UK and AGEMA USA is a corporation duly organized and validly existing under the laws of Sweden, Canada, France, Germany, the United Kingdom and the state of Delaware, United States, respectively. At Closing, AGEMA Italy will be a corporation duly organized and validly existing under the laws of Italy. Each of the AGEMA Companies is duly licensed or qualified and in good standing (to the extent that the concept of good standing exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so qualified will not have an AGEMA Material Adverse Effect. None of the AGEMA Companies is bankrupt or insolvent or has committed any act of bankruptcy or entered into any scheme or composition or arrangement with its creditors.

4.6 CAPITALIZATION

  The authorized number of shares of capital stock of each of the AGEMA Companies, and the par value thereof, is described in Section 4.6 of the Spectra Disclosure Schedule. The AGEMA Companies Stock constitutes all of the issued and outstanding stock or equity interests in the AGEMA Companies as of the date hereof and as of the Closing Date. The AGEMA Companies Stock were duly authorized, validly issued, fully paid and nonassessable. No shares of the AGEMA Companies' capital stock are held in the AGEMA Companies' treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which any shareholders of the AGEMA Companies may vote issued or outstanding. There are no subscriptions, options, warrants, calls, or other rights (including, but not limited to, preemptive rights), agreements or commitments outstanding which obligate any of the AGEMA Companies to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate any of the AGEMA Companies to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the AGEMA Companies.

4.7 SUBSIDIARIES

  None of the AGEMA Companies has any Subsidiaries, other than the European Subsidiaries, which at Closing shall be wholly-owned subsidiaries of AGEMA. None of the AGEMA Companies has any equity investment or other interest in or has made advances to, any Person.

4.8 AGEMA COMPANIES' AUTHORITY RELATIVE TO THIS AGREEMENT

  4.8.1 Except as described in Section 4.8 of the Spectra Disclosure Schedule, neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) require any Consent of the Board of Directors or the shareholders of the AGEMA Companies; (b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of any of the AGEMA Companies, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to any of the AGEMA Companies or its properties or assets; or (c) result in or require the imposition of any Lien with respect to, or upon, any of the AGEMA Companies or its properties or assets.

  4.8.2 None of the AGEMA Companies is subject to or obligated under (i) any charter or bylaw, or (ii) any indenture, loan document provision or any other contract, Permit, Order, lease, instrument, statute, law, ordinance, rule or regulation applicable to any of the AGEMA Companies or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), as a result of any aspect of the Transaction.

4.9 FINANCIAL STATEMENTS

  4.9.1 The Spectra Companies have previously furnished FLIR with true and complete copies of the (i) combined audited balance sheets of the AGEMA Companies as of December 31, 1995 and 1996, (ii) related combined audited statements of income, stockholders' equity and cash flows for the periods ending December 31, 1994, 1995 and 1996 (including all audit opinions and all notes accompanying such statements), (iii) combined unaudited balance sheet as of June 30, 1997, and (iv) related combined unaudited statement of income and cash flows for the six months ending June 30, 1997. All such balance sheets and statements covered by (i) through (iv) are collectively referred to in this Agreement as the "AGEMA Combined Financial Statements."

  4.9.2 The AGEMA Combined Financial Statements are in accordance with the books and records of the AGEMA Companies and fairly present the financial position, results of operations and cash flows of the AGEMA Companies as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied, except as otherwise indicated in such AGEMA Combined Financial Statements, and in the case of unaudited AGEMA Combined Financial Statements, subject to normal year-end adjustments, the absence of footnotes and other disclosures associated with an audited report. The AGEMA Combined Financial Statements for June 30, 1997 include all consolidating information required by GAAP for the AGEMA Companies and accurately reflect in all material respects, consistent with past practice, the allocation of revenues and expenses between the AGEMA Companies. To the Spectra Companies' Knowledge,
(i) the AGEMA Combined Financial Statements provide fully for all fixed and non-contingent liabilities of the AGEMA Companies and disclose or provide fully for all contingent liabilities of a type required to be disclosed or provided for in financial statements in accordance with GAAP and (ii) all prepaid expenses, if any, included as assets of the AGEMA Companies represent payments theretofore made by the AGEMA Companies, the benefit and advantage of which may be obtained or enjoyed by the AGEMA Companies, as applicable, after the Closing Date.

  4.9.3 To the Spectra Companies' Knowledge, the AGEMA Companies do not have any indebtedness, liabilities or obligations of their own or of any predecessor in interest (whether known or unknown, accrued, absolute, contingent or otherwise or whether due or to become due) of any nature whatsoever which are not disclosed or provided for in the most recent balance sheet contained in the AGEMA Combined Financial Statements, other than (i) liabilities and obligations incurred between June 30, 1997 and the date hereof in the ordinary course of the business of the AGEMA Companies, consistent with past practice and (ii) except as otherwise disclosed in this Agreement, including the Spectra Disclosure Schedule. To Spectra Companies' Knowledge, there is no basis for any such indebtedness, liability or obligation (whether known or unknown, accrued, absolute, contingent or otherwise or whether due or to become due) of any nature whatsoever against the AGEMA Companies, which is or would have an AGEMA Material Adverse Effect, not reflected in the most recent balance sheet contained in the AGEMA Combined Financial Statements.

4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS

  Since December 31, 1996, except as disclosed in Section 4.10 of the Spectra Disclosure Schedule, there has not been:

  4.10.1 any material adverse change in the business, financial condition, liabilities (net of any corresponding increase in assets), results of operations or, to the Spectra Companies' Knowledge, prospects of any of the AGEMA Companies, other than changes in laws or regulations of general applicability;

  4.10.2 any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the financial condition, prospects, properties or businesses of any of the AGEMA Companies;

  4.10.3 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of any of the AGEMA Companies or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of any of the AGEMA Companies;

  4.10.4 any accrual or arrangement for or payment by any of the AGEMA Companies of severance bonuses or special compensation of any kind to any director, officer or Employee of the AGEMA Companies;

  4.10.5 any sale or other transfer by any of the AGEMA Companies of any material tangible or intangible asset, any granting of a Lien relating to any such material asset, any lease of real property or equipment, or any cancellation of any debt or claim, except any transaction involving the above made in the ordinary course of business;

  4.10.6 any incurrence by any of the AGEMA Companies of any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business in amounts and on terms consistent with past practices;

  4.10.7 any material change in accounting methods or principles or any revaluation of any of the assets of any of the AGEMA Companies (including, without limitation, any change in depreciation or amortization policies or rates);

  4.10.8 any amendment or termination of any Contract or Permit to which any of the AGEMA Companies is a party, except in the ordinary course of business or where the same could not reasonably be expected to have an AGEMA Material Adverse Effect;

  4.10.9 any loan by any of the AGEMA Companies to any Person or guaranty by any of the AGEMA Companies of any loan, other than inter-company advances among the AGEMA Companies made in the ordinary course of business and of an amount consistent with past practices;

  4.10.10 any inter-company transaction between any of the AGEMA Companies and any of the Spectra Companies, other than transactions contemplated by this Agreement and made in the ordinary course of business and of an amount consistent with past practices;

  4.10.11 any waiver or release of any material right or claim of any of the AGEMA Companies, except in the ordinary course of business;

  4.10.12 any commencement or notice or, to the Spectra Companies' Knowledge, threat of commencement of any Proceeding against or investigation of any of the AGEMA Companies; or

  4.10.13 any actual or threatened strike or other labor trouble or dispute or claim of wrongful discharge or other unlawful labor practice or action involving any of the AGEMA Companies which could reasonably be expected to have an AGEMA Material Adverse Effect.

4.11 LITIGATION

  Except as disclosed in Section 4.11 of the Spectra Disclosure Schedule, there is no Proceeding pending or, to the Spectra Companies' Knowledge, threatened against any of the AGEMA Companies which, either alone or in the aggregate, could reasonably be expected to have an AGEMA Material Adverse Effect, nor is there any Order outstanding against any of the AGEMA Companies having, or which in the future could reasonably be expected to have, either alone or in the aggregate, any AGEMA Material Adverse Effect.

4.12 TAXES

  4.12.1 The Spectra Companies and the AGEMA Companies have accurately prepared and timely filed all material Tax Returns required to be filed with respect to the AGEMA Companies at or before the Effective Time and such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  4.12.2 The Spectra Companies and the AGEMA Companies as of the Effective
Time: (i) will have paid all Taxes they are required to pay (including, but not limited to, all estimated Taxes due) with respect to the AGEMA Companies prior to the Effective Time and (ii) will have withheld with respect to the AGEMA Companies' employees all Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have an AGEMA Material Adverse Effect.

  4.12.3 There is no material Tax deficiency outstanding, proposed in writing or assessed against any of the AGEMA Companies that is not reflected as a liability on the most recent balance sheet contained in the AGEMA Combined Financial Statements nor has any of the AGEMA Companies executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  4.12.4 The AGEMA Companies do not have any material liabilities for unpaid Taxes that have not been accrued for or reserved on the AGEMA Combined Financial Statements, whether asserted or unasserted, contingent or otherwise.

4.13 COMPLIANCE WITH PERMITS, APPLICABLE LAWS AND AGREEMENTS

  4.13.1 To the Spectra Companies' Knowledge, except as disclosed in Section
4.13 of the Spectra Disclosure Schedule, each of the AGEMA Companies holds all Permits, the failure of which to hold would have an AGEMA Material Adverse Effect (the "AGEMA Material Permits"). Each of the AGEMA Companies is in compliance with the terms of the AGEMA Material Permits, except for such failures to comply which, individually or in the aggregate, would not have an AGEMA Material Adverse Effect.

  4.13.2 To the Spectra Companies' Knowledge, except as disclosed in Section
4.13 of the Spectra Disclosure Schedule, the business of each of the AGEMA Companies is being conducted in compliance with all laws, ordinances and regulations of all Governmental Authorities (including, but not limited to, laws pertaining to customs and duties, employment and employment practices, terms and conditions of employment, wages and hours, safety, health, fire prevention and other matters), except for possible violations which individually or in the aggregate do not and would not have an AGEMA Material Adverse Effect.

  4.13.3 To the Spectra Companies' Knowledge, except as disclosed in Section
4.13 of the Spectra Disclosure Schedule, none of the AGEMA Companies is in default (and not in a circumstance which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which such AGEMA Company is a party, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have an AGEMA Material Adverse Effect.

  4.13.4 The provisions of this Section shall not be construed or applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 4.

4.14 EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS

  4.14.1 The Spectra Companies have set forth in Section 4.14 of the Spectra Disclosure Schedule all Plans for the benefit of, or relating to, any current or former employee of the AGEMA Companies or any ERISA Affiliate of the AGEMA Companies.

  4.14.2 With respect to each such Plan, the Spectra Companies have made available to FLIR, a true and correct copy of (i) the most recent annual report filed with the applicable Governmental Authority, (ii) such Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Plan and (iv) the most recent actuarial report or valuation relating to such Plan.

  4.14.3 With respect to such Plans, individually and in the aggregate, no event has occurred, and to the Spectra Companies' Knowledge, there exists no condition or set of circumstances in connection with which any of the AGEMA Companies could be subject to any liability that is reasonably likely to have an AGEMA Material Adverse Effect under ERISA, the Code or any other applicable law.

  4.14.4 With respect to such Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the AGEMA Combined Financial Statements, which obligations are reasonably expected to have an AGEMA Material Adverse Effect.

  4.14.5 Except as disclosed in Section 4.14 of the Spectra Disclosure Schedule, there are no pending petitions for recognition of a labor union, confederation or association as the exclusive bargaining agent for any of the Employees of any of the AGEMA Companies; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the Spectra Companies' Knowledge, there has not been any organizing effort by any union, confederation or association or other group seeking to represent any Employees of any of the AGEMA Companies as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending or, to the Spectra Companies' Knowledge, threatened against any of the AGEMA Companies.

  4.14.6 The AGEMA Companies have performed their duty to inform their respective employees about the Transaction in accordance with applicable law, if any, concerning the employees' right to participate in the decision making process, including but not limited to, any requirements under the "medbestammande i arbetslivet (co-determination at the workplace), Swedish Law 1976:580.

4.15 TITLE TO ASSETS

  Each of the AGEMA Companies has good and marketable title to all of its leasehold interests and other assets as described in the most recent balance sheet contained in the AGEMA Combined Financial Statements and in the Spectra Disclosure Schedule, except for such assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except (i) the Lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the AGEMA Companies' business operations, or (iii) as otherwise set forth in Section 4.15 of the Spectra Disclosure Schedule, and except for such matters which, individually or in the aggregate, could not reasonably be expected to have an AGEMA Material Adverse Effect. All leases under which the AGEMA Companies lease any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not have an AGEMA Material Adverse Effect. None of the AGEMA Companies owns any real property, of record or beneficially.

4.16 INTANGIBLE PROPERTY

  4.16.1 The AGEMA Companies own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the AGEMA Companies as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have an AGEMA Material Adverse Effect (the "AGEMA Intellectual Property Rights"). Section 4.16 of the Spectra Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks material to the AGEMA Companies' business and included in the AGEMA Intellectual Property Rights, including the jurisdictions in which each such AGEMA Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which any of the AGEMA Companies is a party and pursuant to which any person is authorized to use any AGEMA Intellectual Property Rights, and
(iii) all material licenses, sublicenses and other agreements as to which any of the AGEMA Companies is a party and pursuant to which any of the AGEMA Companies is authorized to use any third-party patents, trademarks or copyrights, including software ("AGEMA Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of any of the AGEMA Companies that is material to their business.

  4.16.2 None of the AGEMA Companies is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the AGEMA Intellectual Property Rights or AGEMA Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have an AGEMA Material Adverse Effect.

  4.16.3 To the Spectra Companies' Knowledge, all patents, registered trademarks, service marks and copyrights held by the AGEMA Companies are valid and subsisting. Except as set forth in Section 4.16 of the Spectra Disclosure Schedule, the AGEMA Companies (i) have not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) have no knowledge that the manufacturing, marketing, licensing or sale of their products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would reasonably be expected to have an AGEMA Material Adverse Effect.

4.17 ENVIRONMENTAL MATTERS

  4.17.1 To the Spectra Companies' Knowledge, each of the AGEMA Companies, and each of such Company's assets, properties and operations are now and at all times have been in compliance in all material respects with all applicable Environmental Laws. To the Spectra Companies' Knowledge, there has not been any Release or threatened Release of any Hazardous Material at, on, under, in, to or from any of the AGEMA Companies' Real Property which relates to any Company's operations and activities at such Real Property or otherwise. None of the AGEMA Companies has received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at any location, whether at the AGEMA Companies' Real Property or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the AGEMA Companies' Real Property or otherwise.

  4.17.2 None of the AGEMA Companies has received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the AGEMA Companies' Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property. To the Spectra Companies' Knowledge, neither the AGEMA Companies' Real Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws.

  4.17.3 To the Spectra Companies' Knowledge, there are no underground storage tanks presently located at the AGEMA Companies' Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the AGEMA Companies' Real Property. To the Spectra Companies' Knowledge, there are no PCBs located at, on or in the AGEMA Companies' Real Property. To the Spectra Companies' Knowledge, there is no asbestos or asbestos-containing material located at, on or in the AGEMA Companies' Real Property.

4.18 ABSENCE OF CERTAIN PAYMENTS

  To the Spectra Companies' Knowledge, none of the AGEMA Companies nor any of its Employees or other Persons acting on behalf of the AGEMA Companies, or any Affiliate of any of the foregoing, have with respect to the AGEMA Companies' businesses, (i) engaged in any activity, prohibited by the United States Foreign

Corrupt Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the Spectra Companies' Knowledge, none of the AGEMA Companies or any of such AGEMA Company's shareholders, Employees or other Persons acting on behalf of any of them, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

4.19 NO BROKER, ETC.

  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of any of the Spectra Companies or the AGEMA Companies.

4.20 OTHER NEGOTIATIONS

  Except for the Transaction, there is no existing commitment or offer by any of the Spectra Companies or the AGEMA Companies to sell all or any of the AGEMA Companies Stock or all or a significant part of the assets of any of the AGEMA Companies or to merge or consolidate any of the AGEMA Companies with or into any other Person, and there are no pending negotiations for any such sale, exchange, merger or consolidation.

4.21 BUSINESS

  Since December 31, 1996, the business of the AGEMA Companies has been conducted in the normal course, consistent with past practices of the AGEMA Companies. Without limiting the foregoing, since December 31, 1996, the AGEMA Companies have paid in a manner consistent with past practices all liabilities of the AGEMA Companies owed to Persons other than the Spectra Companies, including, without limitation, all accounts payable.

4.22 SECURITIES ACT REPRESENTATIONS

  Stockholders (i) understand that the FLIR Stock to be issued to Stockholders at Closing has not been, and will not prior to the Closing be, registered under the Securities Act, or under any state or foreign securities laws (and that the certificates evidencing such FLIR Stock shall be legended to reflect this), and is being offered and sold in reliance upon federal, state and foreign exemptions for transactions not involving any public offering, (ii) are acquiring such FLIR Stock solely for their own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act, (iii) are sophisticated investors with knowledge and experience in business and financial matters, (iv) have received certain information concerning FLIR and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding such FLIR Stock, (v) are able to bear the economic risk and lack of liquidity inherent in holding the FLIR Stock, and (vi) are each an Accredited Investor. FLIR has furnished to Stockholders copies of the FLIR SEC Reports. The foregoing notwithstanding, nothing contained in this Section 4.22 shall limit Stockholders' rights with respect to any breach by FLIR of any representation, warranty or covenant by FLIR contained in this Agreement, or shall prevent Stockholders from enforcing such rights.

4.23 PROXY STATEMENT

  The information supplied by the Spectra Companies in writing specifically for inclusion in the proxy statement to be sent to the stockholders of FLIR in connection with the meeting of FLIR's stockholders (the "FLIR Stockholders' Meeting") to consider the issuance of shares of FLIR Stock pursuant to the Transaction (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of FLIR, at the time of the FLIR Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the FLIR Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Spectra Companies, the AGEMA Companies or any of their Affiliates, officers or directors should be discovered by the Spectra Companies which should be set forth in a supplement to the Proxy Statement, the Spectra Companies shall promptly inform FLIR.

4.24 NO UNTRUE STATEMENT OR OMISSION

  No representation or warranty made by the Spectra Companies contained in this Agreement and no statement by the Spectra Companies and/or any Authorized Representatives of the Spectra Companies or the AGEMA Companies contained in this Agreement or the Spectra Disclosure Schedule contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF FLIR

  As a material inducement to the Spectra Companies to enter into this Agreement, FLIR represents and warrants to the Spectra Companies as of the date hereof and as of the Closing Date that, except as set forth in the FLIR Disclosure Schedule:

5.1 ORGANIZATION AND QUALIFICATION

  FLIR is a corporation duly organized and validly existing under the laws of the State of Oregon. Optimas is a corporation duly organized and validly existing under the laws of the state of Washington. BSS is a limited company duly organized and validly existing under the laws of the United Kingdom. FSII is a corporation duly organized and validly existing under the laws of Barbados. Each of the FLIR Companies is duly licensed or qualified and in good standing (to the extent that the concept of good standing exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so qualified will not have a FLIR Material Adverse Effect. Each of the FLIR Companies has the corporate power to own its properties and to carry on its business as it is now being conducted. None of the FLIR Companies is bankrupt or insolvent or has committed any act of bankruptcy nor entered into any scheme or composition or arrangement with its creditors.

5.2 AUTHORITY RELATIVE TO THIS AGREEMENT

  5.2.1 FLIR has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

  5.2.2 The Transaction has been duly authorized by FLIR's Board of Directors. Except for the consent of FLIR's stockholders, no other corporate proceedings on the part of FLIR are necessary to authorize the Transaction.

  5.2.3 This Agreement constitutes a valid and binding obligation of FLIR, enforceable against FLIR in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

  5.2.4 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of any of the FLIR Companies, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to any of the FLIR Companies or their properties or assets; or (b) result in or require the imposition of any Lien with respect to, or upon, any of the FLIR Companies or their properties or assets, except where any item noted in (a) through (c) will not have a FLIR Material Adverse Effect.

  5.2.5 None of the FLIR Companies is subject to or obligated under (i) any charter or bylaw, or (ii) any indenture, loan document provision or any other contract, Permit, Order, lease, instrument, statute, law, ordinance, rule or regulation applicable to any of the FLIR Companies or their properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), as a result of any aspect of the Transaction.

  5.2.6 No Permit or Consent is necessary for the consummation by FLIR of the Transaction.

5.3 FLIR STOCK TO BE ISSUED AT CLOSING

  The FLIR Stock to be issued to Stockholders at Closing will be at Closing duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and nonassessable and will conform to the description thereof contained in the SEC Reports. Stockholders will acquire good beneficial and legal, valid and indefeasible title to the FLIR Stock to be issued to Stockholders under
Section 2.5.1.

5.4 FLIR COMMON STOCK OUTSTANDING

  The authorized capital stock of FLIR consists of 30,000,000 shares of Common Stock, $0.01 par value, of which 5,559,724 shares are outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are outstanding as of the date hereof. All such shares of FLIR Stock outstanding were duly authorized, validly issued, fully paid and nonassessable. No shares of FLIR's capital stock are held in FLIR's treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which any shareholders of FLIR may vote issued or outstanding. Except as disclosed in
Section 5.4 of the FLIR Disclosure Schedule, there are no subscriptions, options, warrants, calls, or other rights (including, but not limited to, preemptive rights), agreements or commitments outstanding which obligate FLIR to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate FLIR to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Except as disclosed in Section 5.4 of the FLIR Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to FLIR.

5.5 SUBSIDIARIES

  FLIR has no Subsidiaries, except for the FLIR Subsidiaries. Neither FSII nor Hoeger own or lease any real or other property, including inventory, equipment, hardware or tools, or any assets (except for the minimum amount of assets necessary for FSII to qualify for business in Barbados), has any liabilities or employees, agents, or independent contractors or conducts any business operations, provided, however that FSII acts as a facilitator for the transfer to the United States of foreign currency generated by FLIR and the FLIR Subsidiaries in their non-United States business operations. The FLIR Companies have no equity investment or other interest in, or have made no advances to, any Person.

5.6 SEC FILINGS; FINANCIAL STATEMENTS

  5.6.1 FLIR has made available to the Spectra Companies copies of all registration statements, reports, statements and documents required to be filed by FLIR with the SEC since December 31, 1992 (collectively, the "FLIR SEC Reports"). The FLIR SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FLIR SEC Reports or necessary in order to make the statements in such FLIR SEC Reports, in the light of the circumstances under which they were made, not misleading.

  5.6.2 The consolidated financial statements (including, in each case, any related notes) contained in the FLIR SEC Reports, including any FLIR SEC Reports filed after the date of this Agreement until the Closing (the "FLIR Consolidated Financial Statements"), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and are in accordance with the books and records of the FLIR Companies and fairly present the consolidated financial position of FLIR as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which do not or are not expected to be material in amount.

5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS

  Since December 31, 1996, except as disclosed in Section 5.7 of the FLIR Disclosure Schedule, there has not been:

  5.7.1 any material adverse change in the business, financial condition, liabilities (net of any corresponding increase in assets), results of operations or, to the FLIR Companies' Knowledge, prospects of any of the FLIR Companies, other than changes in laws or regulations of general applicability;

  5.7.2 any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the financial condition, prospects, properties or businesses of any of the FLIR Companies;

  5.7.3 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of FLIR or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of FLIR;

  5.7.4 any accrual or arrangement for or payment by any of the FLIR Companies of severance bonuses or special compensation of any kind to any director, officer or Employee of any of the FLIR Companies;

  5.7.5 any sale or other transfer by any of the FLIR Companies of any material tangible or intangible asset, any granting of a Lien relating to any such material asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

  5.7.6 any incurrence by any of the FLIR Companies of any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business in amounts and on terms consistent with past practices;

  5.7.7 any material change in accounting methods or principles or any revaluation of any of the assets of any of the FLIR Companies (including, without limitation, any change in depreciation or amortization policies or rates);

  5.7.8 any amendment or termination of any Contract or Permit to which any of the FLIR Companies is a party, except in the ordinary course of business or where the same could not reasonably be expected to have a FLIR Material Adverse Effect;

  5.7.9 any loan by any of the FLIR Companies to any Person or guaranty by any of the FLIR Companies of any loan, other than advances made in the ordinary course of business and of an amount consistent with past practices;

  5.7.10 any waiver or release of any material right or claim of any of the FLIR Companies, except in the ordinary course of business;

  5.7.11 any commencement or notice or, to the FLIR Companies' Knowledge, threat of commencement of any Proceeding against or investigation of any of the FLIR Companies; or

  5.7.12 any actual or threatened strike or other labor trouble or dispute or claim of wrongful discharge or other unlawful labor practice or action involving any of the FLIR Companies which could reasonably be expected to have a FLIR Material Adverse Effect.

5.8 LITIGATION

  Except as disclosed in Section 5.8 of the FLIR Disclosure Schedule, there is no Proceeding pending or, to the FLIR Companies' Knowledge, threatened against any of the FLIR Companies which, either alone or in the aggregate, could reasonably be expected to have a FLIR Material Adverse Effect, nor is there any Order outstanding against any of the FLIR Companies having, or which in the future could reasonably be expected to have, either alone or in the aggregate, any FLIR Material Adverse Effect.

5.9 TAXES

  5.9.1 The FLIR Companies have accurately prepared and timely filed all material Tax Returns required to be filed with respect to the FLIR Companies at or before the Effective Time and such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  5.9.2 The FLIR Companies as of the Effective Time: (i) will have paid all Taxes they are required to pay (including, but not limited to, all estimated Taxes due) with respect to the FLIR Companies prior to the Effective Time and
(ii) will have withheld with respect to the FLIR Companies' employees all Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a FLIR Material Adverse Effect.

  5.9.3 There is no material Tax deficiency outstanding, proposed in writing or assessed against any of the FLIR Companies that is not reflected as a liability on the most recent balance sheet contained in the FLIR Consolidated Financial Statements nor has any of the FLIR Companies executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  5.9.4 None of the FLIR Companies has any material liabilities for unpaid Taxes that have not been accrued for or reserved on the FLIR Consolidated Financial Statements, whether asserted or unasserted, contingent or otherwise.

5.10 COMPLIANCE WITH PERMITS, APPLICABLE LAWS AND AGREEMENTS

  5.10.1 To the FLIR Companies' Knowledge, except as disclosed in Section 5.10 of the FLIR Disclosure Schedule, each of the FLIR Companies holds all Permits, the failure of which to hold would have a FLIR Material Adverse Effect (the "FLIR Material Permits"). Each of the FLIR Companies is in compliance with the terms of the FLIR Material Permits, except for such failures to comply which, individually or in the aggregate, would not have a FLIR Material Adverse Effect.

  5.10.2 To the FLIR Companies' Knowledge, except as disclosed in Section 5.10 of the FLIR Disclosure Schedule, the business of the FLIR Companies are being conducted in compliance with all laws, ordinances and regulations of all Governmental Authorities (including, but not limited to, laws pertaining to customs and duties, employment and employment practices, terms and conditions of employment, wages and hours, safety, health, fire prevention and other matters), except for possible violations which individually or in the aggregate do not and would not have a FLIR Material Adverse Effect.

  5.10.3 To the FLIR Companies' Knowledge, except as disclosed in Section 5.10 of the FLIR Disclosure Schedule, none of the FLIR Companies is in default (and not in a circumstance which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which such FLIR Companies is a party, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have a FLIR Material Adverse Effect.

  5.10.4 The provisions of this Section shall not be construed or applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 5.

5.11 EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS

  5.11.1 FLIR has set forth in the FLIR SEC Reports or Section 5.11 of the FLIR Disclosure Schedule all Plans for the benefit of, or relating to, any current or former employee of any of the FLIR Companies or any ERISA Affiliate of any of the FLIR Companies.

  5.11.2 With respect to each such Plan, FLIR has made available to Stockholders, a true and correct copy of (i) the most recent annual report filed with the applicable Governmental Authority, (ii) such Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Plan and
(iv) the most recent actuarial report or valuation relating to such Plan.

  5.11.3 With respect to such Plans, individually and in the aggregate, no event has occurred, and to the FLIR Companies' Knowledge, there exists no condition or set of circumstances in connection with which any of the FLIR Companies could be subject to any liability that is reasonably likely to have a FLIR Material Adverse Effect under ERISA, the Code or any other applicable law.

  5.11.4 With respect to such Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with United States generally accepted accounting principles, on the FLIR Consolidated Financial Statements, which obligations are reasonably expected to have a FLIR Material Adverse Effect.

  5.11.5 Except as disclosed in Section 5.11 of the FLIR Disclosure Schedule, there are no pending petitions for recognition of a labor union, confederation or association as the exclusive bargaining agent for any of the Employees of any of the FLIR Companies; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the FLIR Companies' Knowledge, there has not been any organizing effort by any union, confederation or association or other group seeking to represent any Employees of any of the FLIR Companies as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending or, to FLIR's Knowledge, threatened against any of the FLIR Companies.

  5.11.6 FLIR has performed its duty to inform its employees about the Transaction in accordance with applicable law, if any, concerning the employees' right to participate in the decision making process.

5.12 TITLE TO ASSETS

  Each of the FLIR Companies has good and marketable title to all of its leasehold interests and other assets as described in the most recent balance sheet contained in the FLIR Consolidated Financial Statements, except for such assets that have been disposed of in the ordinary course of business since the date of such balance sheet or report, free and clear of all Liens, except (i) the Lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair any of the FLIR Companies' business operations, or (iii) as otherwise set forth in Section 5.12 of the FLIR Disclosure Schedule, and except for such matters which, individually or in the aggregate, could not reasonably be expected to have a FLIR Material Adverse Effect. All leases under which any of the FLIR Companies lease any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not have a FLIR Material Adverse Effect. FLIR does not own any real property, of record or beneficially.

5.13 INTANGIBLE PROPERTY

  5.13.1 The FLIR Companies own, or are licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the FLIR Companies as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a FLIR Material Adverse Effect (the "FLIR Intellectual Property Rights"). Section 5.13 of the FLIR Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks, material to the FLIR Companies' business and included in the FLIR Intellectual Property Rights, including the jurisdictions in which each such FLIR Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which any of the FLIR Companies is a party and pursuant to which any person is authorized to use any FLIR Intellectual Property Rights, and (iii) all material licenses, sublicenses and other agreements as to which any of the FLIR Companies is a party and pursuant to which any of the FLIR Companies is authorized to use any third-party patents, trademarks or copyrights, including software ("FLIR Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of any of the FLIR Companies that is material to their business.

  5.13.2 None of the FLIR Companies is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the FLIR Intellectual Property Rights or FLIR Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have a FLIR Material Adverse Effect.

  5.13.3 To the FLIR Companies' Knowledge, all patents, registered trademarks, service marks and copyrights held by the FLIR Companies are valid and subsisting. Except as set forth in Section 5.13 of the FLIR Disclosure Schedule, FLIR (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would reasonably be expected to have a FLIR Material Adverse Effect.

5.14 ENVIRONMENTAL MATTERS

  5.14.1 To the FLIR Companies' Knowledge, each of the FLIR Companies, and each of such company's assets, properties and operations are now and at all times have been in compliance in all material respects with all applicable Environmental Laws. To the FLIR Companies' Knowledge, there has not been and any Release or threatened Release of any Hazardous Material at, on, under, in, to or from any of the FLIR Companies' Real

Property which relates to such companies operations and activities at such Real Property or otherwise. None of the FLIR Companies has received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at any location, whether at the FLIR Companies' Real Property or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the FLIR Companies' Real Property or otherwise.

  5.14.2 None of the FLIR Companies has received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the FLIR Companies' Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property. To the FLIR Companies' Knowledge, neither the FLIR Companies' Real Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws.

  5.14.3 To the FLIR Companies' Knowledge, there are no underground storage tanks presently located at the FLIR Companies' Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the FLIR Companies' Real Property. To the FLIR Companies' Knowledge, there are no PCBs located at, on or in the FLIR Companies' Real Property. To the FLIR Companies' Knowledge, there is no asbestos or asbestos-containing material located at, on or in the FLIR Companies' Real Property.

5.15 ABSENCE OF CERTAIN PAYMENTS

  To the FLIR Companies' Knowledge, none of the FLIR Companies nor any of their Employees nor other Persons acting on behalf of the FLIR Companies, or any Affiliate of any of the foregoing, have with respect to the FLIR Companies' businesses, (i) engaged in any activity, prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the FLIR Companies' Knowledge, none of the FLIR Companies nor any of the FLIR Companies' shareholders, Employees or other Persons acting on behalf of the FLIR Companies, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

5.16 NO BROKER, ETC.

  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of any of the FLIR Companies.

5.17 OTHER NEGOTIATIONS

  Except for the Transaction and as disclosed in the FLIR Disclosure Schedule, there is no existing commitment or offer by FLIR to sell all or any of the FLIR Stock or all or a significant part of the assets of FLIR or to merge or consolidate FLIR with or into any other Person, and there are no pending negotiations for any such sale, exchange, merger or consolidation.

5.18 BUSINESS

  Since December 31, 1996, the business of the FLIR Companies has been conducted in the normal course, consistent with past practices of the FLIR Companies. Without limiting the foregoing, since December 31, 1996, the FLIR Companies have paid in a manner consistent with past practices all liabilities of the FLIR Companies, including, without limitation, all accounts payable.

5.19 SECURITIES ACT REPRESENTATIONS

  FLIR (i) understands that the Target Stock has not been, and will not prior to the Closing be, registered under the Securities Act, or under any state or foreign securities laws (and that the certificates representing the Target Stock may be legended to reflect this), and is being offered and sold in reliance upon federal, state and foreign exemptions for transactions not involving any public offering, (ii) is acquiring the Target Stock solely for its own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the AGEMA Companies and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Target Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Target Stock, and (vi) is an Accredited Investor. The foregoing notwithstanding, nothing contained in this Section 5.19 shall limit FLIR's rights with respect to any breach by the Spectra Companies of any representation, warranty or covenant by the Spectra Companies contained in this Agreement, or shall prevent FLIR from enforcing such rights.

5.20 PROXY STATEMENT

  Other than the information supplied by the Spectra Companies in writing specifically for inclusion in the Proxy Statement, the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of FLIR, at the time of the FLIR Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the FLIR Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the FLIR Companies or any of their Affiliates, officers or directors should be discovered by FLIR which should be set forth in a supplement to the Proxy Statement, FLIR shall promptly inform the Spectra Companies.

5.21 NO UNTRUE STATEMENT OR OMISSION

  No representation or warranty made by FLIR contained in this Agreement and no statement of FLIR and/or any Authorized Representative of FLIR contained in this Agreement or the FLIR Disclosure Schedule, contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

                                   ARTICLE 6

                                  TAX MATTERS

6.1 TAX PAYMENT AND TAX RETURN FILING RESPONSIBILITIES

  6.1.1 Taxes on Exchange and Sale of Companies Stock

  The Spectra Companies shall be solely responsible for, and shall timely pay, all Taxes related to the ownership of the AGEMA Companies Stock at and prior to the Closing and the exchange and transfer, pursuant to this Agreement, of
(i) the European Subsidiaries Stock to AGEMA and (ii) the Target Stock to FLIR, including, without limitation, applicable interest and penalties. Without limiting the foregoing, on or before Closing, the Spectra Companies shall comply with all requirements of applicable Tax treaties, and shall file all forms required to be filed under such Tax treaties, to ensure that no withholding tax is required to be withheld by FLIR, and that no Tax is required to be paid with respect to the delivery of the shares of FLIR Stock to the Stockholders as described in Section 2.5.1 above that would otherwise not be required to be withheld or paid if the Spectra Companies had complied with such tax treaties, and the Spectra Companies shall be solely responsible for, and shall timely pay, all such Taxes and withholding taxes, including, without limitation, applicable interest and penalties.

  6.1.2 FLIR's Tax Return Filing Responsibilities

  (a) FLIR shall be responsible for, and shall timely file, all Tax Returns of the AGEMA Companies that are required to be filed after the Closing Date (taking into account extensions) other than the Tax Returns for which the Spectra Companies are responsible under Section 6.1.3(a).

  (b) With respect to any Tax Return for the AGEMA Companies to be filed by FLIR or the AGEMA Companies for a Taxable Period beginning on or before the Closing Date, FLIR or the AGEMA Companies shall deliver, at least 10 business days prior to the earlier of the actual filing date or the due date for filing of such Tax Return (including extensions), to Spectra a statement setting forth the amount of Tax for which the Spectra Companies are responsible pursuant to this Agreement, and copies of such Tax Return. Spectra shall have the right to review such Tax Return and, in the case of Tax Returns that relate to periods ending on or before the Closing Date, to direct FLIR to make any changes to such Tax Returns for which there is a reasonable basis.

  6.1.3 Spectra Companies' Tax Return Filing Responsibilities

  (a) The Spectra Companies shall be responsible for, shall prepare or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of the AGEMA Companies that are required to be filed for Taxable Periods ending on or before the Closing Date (taking into account extensions).

  (b) To the extent permitted by law and consistent with the prior year's practice or required by law, the Spectra Companies shall include, or cause to be included, the AGEMA Companies in the Spectra Companies' consolidated income Tax Returns of the Spectra Companies or any of their Affiliates and all other consolidated, combined or unitary Tax Returns for all Taxable Periods of the AGEMA Companies ending on or prior to the Closing Date.

  (c) The Spectra Companies shall deliver to FLIR a copy of each Tax Return prepared by or on behalf of the AGEMA Companies for which the Spectra Companies are responsible to file under this Section 6.1.3 within 10 business days prior to the earlier of the actual filing date or the due date for filing such Tax Return (including extensions). FLIR shall have the right to review each such Tax Return and to direct the Spectra Companies to make any changes to each such Tax Return for which there is a reasonable basis.

  (d) In the case of all Tax Returns for which the Spectra Companies are responsible under Section 6.1.3(a), FLIR shall deliver to the Spectra Companies, at the Spectra Companies' request, a tax information package or pro forma Tax Return consistent with past practices so as to enable the Spectra Companies to prepare such Tax Returns.

6.2 TAX SHARING AND INDEMNIFICATION

  6.2.1 Taxable Periods Ending on or Before the Closing Date

  The Spectra Companies shall be liable for, shall pay or cause to be paid, and shall indemnify and hold the AGEMA Companies, FLIR and FLIR's Tax Affiliates, and all of their respective directors, officers, employees and agents, harmless from: (a) any unpaid or unaccrued Taxes (including, but not limited to, estimated Taxes due) with respect to the AGEMA Companies for any Tax Period ending on or before the Closing Date; (b) that portion of the Spectra Companies' liability determined under Section 6.2.3; and (c) the AGEMA Companies' inclusion in any consolidated, combined, or unitary Tax Return (including, but not limited to, any liability of any Tax Affiliate for any Tax Period ending on or before the Closing Date).

  6.2.2 Taxable Periods Commencing after the Closing Date

  FLIR shall be liable for, shall pay or cause to be paid, and shall indemnify and hold the Spectra Companies, all Tax Affiliates of the Spectra Companies, and their respective directors, officers, employees and agents, harmless from:
(a) Taxes with respect to the AGEMA Companies for any Taxable Period commencing after the Closing Date (excluding any income Taxes with respect to actual or deemed dividends or distributions by FLIR to its shareholders occurring or deemed to have occurred in the ordinary course of business after the Closing Date and not as a consequence of the Transaction); (b) that portion of FLIR's liability determined under

Section 6.2.3; and (c) any Taxes attributable to transactions that occur or are deemed to occur on the Closing Date and that arise on account of actions (including Tax elections, such as elections under Section 338 of the Code) taken or caused to be taken by FLIR other than those Taxes which are contemplated by operation of Section 6.1.1.

  6.2.3 Taxable Periods Commencing before the Closing Date and Ending After the Closing Date

  The AGEMA Companies shall close their books and records as of the Effective Time. The Spectra Companies and FLIR will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to close the Taxable Periods of the AGEMA Companies as of the Effective Time (or, as of the Closing Date if a Taxable Period is not permitted to be closed as of the Effective Time). In any case where applicable law does not permit the AGEMA Companies to close their Taxable Period as of the Effective Time (or as of the Closing Date), Taxes for such Taxable Periods shall be allocated between the Spectra Companies and FLIR as follows: (a) with respect to Taxes based on income, in accordance with taxable income and losses of the AGEMA Companies, as applicable, for such portions of such period as determined from the AGEMA Companies' books and records, (b) with respect to Taxes based on sales or similar transactions, in accordance with the sales by the AGEMA Companies for such portions of such period as determined from the AGEMA Companies books and records, determined in accordance with applicable tax law, (c) with respect to ad valorem Taxes, based on the number of days in the applicable Tax Period that the asset was owned by the AGEMA Companies before the Effective Time and after the Effective Time and (d) with respect to any other Taxes not described in (a), (b) or (c) above, based on a method mutually acceptable to the Spectra Companies and FLIR.

6.3 TAX SHARING AGREEMENTS

  All Tax sharing agreements and similar agreements (other than the provisions of this Agreement) between the AGEMA Companies, on the one hand, and the Spectra Companies and/or the Spectra Companies' Tax Affiliates (other than the AGEMA Companies), on the other hand, shall be terminated as of the Closing Date, and there will be no liability to the AGEMA Companies or FLIR under any such agreement following the Closing Date.

6.4 NET OPERATING LOSS CARRYFORWARD

  Any net operating losses of the AGEMA Companies not utilized by the Spectra Companies in filing their consolidated income Tax Returns for any Taxable Periods ending on, or including, the Closing Date shall be retained by the AGEMA Companies to the extent allowed under applicable law. The Spectra Companies shall make available to FLIR prior to the Closing Date all relevant schedules and worksheets which calculate any net operating losses attributable to the AGEMA Companies during any Period for which the Spectra Companies have filed a consolidated Tax Return which included any of the AGEMA Companies.

6.5 COOPERATION

  The Spectra Companies and FLIR shall reasonably cooperate, and shall cause their respective Tax Affiliates, officers, employees, agents, auditors, and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable Periods relating to Taxes.

                                   ARTICLE 7

                      ADDITIONAL AGREEMENTS AND COVENANTS

7.1 CONDUCT OF BUSINESS OF FLIR AND THE AGEMA COMPANIES

  During the period from the date of this Agreement to the Closing Date, FLIR shall and shall cause the FLIR Subsidiaries to comply, and the Spectra Companies shall cause the AGEMA Companies to comply, fully with each of the covenants set forth in this Section 7.1:

  7.1.1 Each of the FLIR Companies and the AGEMA Companies will: (i) conduct its operations in compliance with all applicable laws and according to its ordinary course of business consistent with past practice, (ii) not enter into any material transaction other than in the ordinary course of business consistent with past practice, (iii) with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its assets and current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Closing Date, and (iv) subject to applicable law, consult with the other parties hereto on a regular basis concerning the management of its assets, properties and business generally, any material new contracts, agreements, commitments or transactions proposed to be entered into or employees proposed to be engaged in by it and any other material developments relating to its assets, properties or business.

  7.1.2 Except as otherwise permitted in this Agreement, prior to the Closing Date, none of the FLIR Companies or the AGEMA Companies will, without the prior written consent of the other parties hereto:

    (i) Issue, deliver, sell, dispose or, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (a) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible, into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock (provided, however, that FLIR shall not be prohibited from issuing shares of its capital stock upon the exercise of stock options outstanding under its stock option plans or from granting additional stock options under existing stock option plans in amounts consistent with past practices) or (b) any other securities in respect of, in lieu of or in substitution for any shares of its capital stock outstanding on the date hereof;

    (ii) Redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

    (iii) Split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

    (iv) (a) Grant any increases in the compensation of any of its directors, officers or Employees, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Plan covering such party as in effect on the date hereof to any such director, officer or Employee, whether past or present, (c) except as otherwise provided herein, enter into any new or amend any existing employment agreement with any such director, officer or Employee, (d) enter into any new or amend any existing severance agreement with any such director, officer or Employee or (e) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Plan covering such party;

    (v) Dispose of, or grant Liens on, any of its assets outside the ordinary course of its business consistent with past practice, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction);

    (vi) Make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in, or assets comprising, any business enterprise or operation, or (ii) except in the ordinary course and consistent with past practice, any other assets;

    (vii) Adopt any amendments to its articles of incorporation, bylaws or any other organizational document;

    (viii) Other than borrowings under existing credit facilities, renewals thereof or other borrowings in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

    (ix) Engage in the conduct of any business, the nature of which is different than the business such entity is currently engaged in;

    (x) Enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of FLIR or any of the AGEMA Companies;

    (xi) Enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months, except in the ordinary course of business for the distribution of products or the production of inventory; or

    (xii) Authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.2 NOTICE OF BREACH

  Each party to this Agreement shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its Knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue on the Closing Date or cause a breach of any covenant contained or referenced in this Agreement and will use its best reasonable efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Spectra Disclosure Schedule or the FLIR Disclosure Schedule.

7.3 REASONABLE EFFORTS

  Each party shall, and shall use all reasonable efforts to cause their respective Subsidiaries to: (a) seek to make all filings and obtain all Permits and Consents required with respect to the Transaction, and the parties will cooperate with each other with respect thereto; (b) use all reasonable efforts to promptly take, or cause to be taken, all other actions (including but not limited to the execution, delivery and filing of documents) and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 8 and to consummate and make effective the Transaction on the terms and conditions set forth herein; and (c) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Transaction (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

7.4 OTHER TRANSACTIONS

  Prior to the Closing, none of FLIR, the Spectra Companies, the AGEMA Companies nor any of their respective directors, officers, employees, representatives, agents or Affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any Person (other than the parties hereto) concerning any merger, consolidation, share exchange or similar transaction involving any of the FLIR Companies, the AGEMA Companies, or any purchase of all or a significant portion of the assets of or stock in any of the FLIR Companies or any of the AGEMA Companies, or any other transaction that would involve the transfer or potential transfer of control of any of the FLIR Companies or any of the AGEMA Companies, other than the Transaction. FLIR, the Spectra Companies and the AGEMA Companies will notify the other parties hereto immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, any of the FLIR Companies, the Spectra Companies or the AGEMA Companies. Until the Closing or the termination of this Agreement under Article 9, the parties shall suspend and not resume any discussions or negotiations described above which were initiated prior to the execution of this Agreement.

7.5 ACCESS TO INFORMATION

  Subject to currently existing contractual and legal restrictions applicable to each of the parties (which each of the parties represent and warrant are not material) and upon reasonable notice, each of the parties shall during normal business hours throughout the period prior to the Closing Date or until this Agreement is terminated (a) afford to the other parties' Authorized Representatives access to the properties, books and records (including, without limitation, the work papers of independent accountants of the parties); and (b) furnish promptly to the other parties' Authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any of the respective representations or warranties made by the parties. The use and protection of all information provided by one party to another pursuant to this Section shall be governed by Paragraph 9 of the Letter of Intent dated August 1, 1997 (the "Letter of Intent") among FLIR, Spectra and AGEMA. Section
11.12 of this Agreement notwithstanding, Paragraph 9 of the Letter of Intent shall survive the execution and delivery of this Agreement and shall remain in full force and effect until the Closing. Notwithstanding the foregoing, the Spectra Companies shall be entitled to review all work papers of FLIR's accountants, Price Waterhouse LLP, in connection with the financial statements of FLIR included in the Proxy Statement.

7.6 EMPLOYEE MATTERS

  FLIR intends to review each Plan covering any of the AGEMA Companies or their Employees for compatibility with similar programs maintained by FLIR for its employees. FLIR may decide to have the AGEMA Companies continue in effect, amend, modify or terminate in their entirety any one or more of such Plans, or merge any of such Plans into a comparable program maintained by FLIR and adopted by the AGEMA Companies. Any such amendment, modification or termination shall not deprive any Person who is an Employee of the AGEMA Companies on the Closing Date ("Affected Employee") of any accrued benefit payment to which the Affected Employee has become entitled prior to the Effective Time.

7.7 ACCESS TO RECORDS AND PERSONNEL AFTER CLOSING

  7.7.1 For a period of six (6) years after the Closing Date, the Spectra Companies and the Spectra Companies' Authorized Representatives shall have access to all books and records of the AGEMA Companies, and to all Employees of the AGEMA Companies having knowledge with respect thereto, to the extent that such access may be required in connection with matters relating to matters as to which the Spectra Companies are required to provide indemnification under this Agreement. Such access shall be afforded by FLIR and the AGEMA Companies upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt such parties' normal business operations. The Spectra Companies shall be solely responsible for any costs or expenses incurred by the Spectra Companies pursuant to this Section. If FLIR or the AGEMA Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, such party shall, prior to such disposition, give the Spectra Companies a reasonable opportunity, at its expense, to segregate and remove such books and records as the Spectra Companies may select.

  7.7.2 For a period of six (6) years after the Closing Date, FLIR and its Authorized Representatives shall have access to all of the Spectra Companies books and records relating to the AGEMA Companies which the Spectra Companies, or any of its Authorized Representatives, may retain after the Closing Date. Such access shall be afforded by the Spectra Companies and its Authorized Representatives upon receipt of reasonable advance notice and during normal business hours. FLIR shall be solely responsible for any costs and expenses incurred by it pursuant to this Section. If the Spectra Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Spectra Companies shall, prior to such disposition, give FLIR a reasonable opportunity, at FLIR's expense to segregate and remove such books and records as FLIR may select.

7.8 PURCHASES OF FLIR COMMON STOCK

  During the twelve (12) month period following the Closing Date, the Spectra Companies agree that none of the Spectra Companies nor any of their Affiliates shall acquire or agree to acquire any interest in any FLIR Common Stock, other than the acquisition of FLIR Common Stock in connection with (i) a dividend on, subdivision of or other pro rata distribution in respect of, any security issued by FLIR, (ii) a merger, consolidation or other transaction, or (iii) an offering by FLIR to the extent necessary to allow Stockholders to maintain the same percentage ownership in FLIR as Stockholders shall have immediately after delivery to Stockholders of the FLIR Stock as described in
Section 2.5.1.

7.9 DIRECTORS

  Upon consummation of the Transaction, FLIR shall (i) cause one (1) of its existing members of its Board of Directors to resign, (ii) increase the size of such Board to a total of nine (9) members, (iii) appoint Leif Bergstrom to the Board of Directors of FLIR, and (iv) appoint three (3) designees of Spectra to become members of the Board of Directors of FLIR for a term expiring at the next annual meeting of the stockholders of FLIR. Thereafter, FLIR shall use its reasonable best efforts to cause the number of designees of Spectra who are serving on the Board of Directors of FLIR to be maintained at the number described below: (i) three (3) designees if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, Stockholders hold of record and beneficially more than or equal to thirty percent (30%) of the then issued and outstanding shares of FLIR Common Stock, (ii) two (2) designees if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, Stockholders hold of record and beneficially less than thirty percent (30%) but more than or equal to twenty percent (20%) of the then issued and outstanding shares of FLIR Common Stock, and (iii) one (1) designee if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, Stockholders hold of record and beneficially less than twenty percent (20)%) but more than or equal to ten (10%) percent of the then issued and outstanding shares of FLIR Common Stock. If at some point in the future Stockholders hold of record and beneficially less than ten percent (10%) of the then issued and outstanding shares of FLIR Common Stock, Stockholders shall no longer be entitled to the rights described above in this Section. While he remains employed by FLIR as Vice Chairman, FLIR shall use its reasonable best efforts to cause Leif Bergstrom to be appointed to the Board of Directors of FLIR.

7.10 AGEMA AND EUROPEAN SUBSIDIARIES STOCK

  Before Closing, Spectra shall cause Spectra Industri to transfer to Spectra 100% of the issued and outstanding capital stock of AGEMA, so that before and at Closing, Spectra will be the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of AGEMA. Before the Closing, Stockholders shall cause the European Subsidiaries Stock to be transferred to AGEMA, so that before and at Closing, the European Subsidiaries shall be wholly-owned subsidiaries of AGEMA. Before Closing, Spectra shall cause AGEMA to form AGEMA Italy as an Italian corporation and wholly-owned subsidiary of Spectra, into which Spectra shall contribute before Closing those assets and employees necessary to allow AGEMA Italy to conduct the business of design, manufacture and distribution of thermal imaging devices conducted by Spectra in Italy.

7.11 TAX TREATMENT OF EXCHANGE OF AGEMA USA STOCK

  Each party agrees to report the exchange of the AGEMA USA Stock for certain shares of FLIR Stock under Section 2.4 above on all tax returns and other filings as a tax-free reorganization under Section 368(b) of the Code except where, in the opinion of tax counsel to such party, there is not "substantial authority," as defined in Section 6662 of the Code, to support such a position.

7.12 CONFIDENTIALITY

  The Spectra Companies have had access to, and have gained knowledge with respect to the AGEMA Companies, and their trade secrets, financial results and information, processes and techniques, plans, research, designs, concepts, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information, which is not generally known to the public (the "AGEMA Confidential Information"). The parties acknowledge that unauthorized disclosure or misuse of the Confidential Information following the date of this Agreement may cause irreparable damage to FLIR and/or the AGEMA Companies.

The parties also agree that covenants by the Spectra Companies not to make unauthorized disclosures of the AGEMA Confidential Information are essential to the growth and stability of the AGEMA Companies. Accordingly, the Spectra Companies agree that the Spectra Companies shall not use or disclose directly or indirectly or cause or permit to be used or disclosed any AGEMA Confidential Information obtained by the Spectra Companies while they were Affiliates of the AGEMA Companies. Nothing in this Section 7.12 shall prevent the Spectra Companies from using or disclosing any such AGEMA Confidential Information as counsel to the Spectra Companies advises must be used or disclosed in connection with ongoing litigation or pursuant to applicable law, notice of which disclosure shall be promptly delivered to FLIR.

7.13 PROXY STATEMENT

  As promptly as practical after the execution of this Agreement, FLIR and the Spectra Companies shall prepare and FLIR shall file with the SEC the Proxy Statement. FLIR shall make all necessary filings with respect to the Transaction under the Securities Act and the Exchange Act and applicable rules and regulations thereunder.

7.14 STOCKHOLDERS' MEETING

  FLIR shall call a meeting of its stockholders to be held as promptly as practicable after execution of this Agreement, however, in no event later than December 30, 1997, for the purpose of voting upon the issuance of shares of FLIR Stock pursuant to the Transaction.

7.15 HSR ACT FILINGS

  Each of the Spectra Companies and FLIR shall (i) promptly make or cause to be made the filings required of such party or any of its Affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Transaction and the other transactions provided for in this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other material received by such party or any of its Affiliates from the Federal Trade Commission or the Department of Justice or other Governmental Authority in respect of such filings, the Transaction or such other transactions, and
(iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any applicable law with respect to such filing, the Transaction or any such other transaction. Each party shall promptly inform the other party of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings, the Transaction or any such other transactions. Neither party shall participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate.

7.16 TRANSFERRED LIABILITIES

  The following shall constitute Indebtedness or other liabilities of the AGEMA Companies which may remain liabilities of the AGEMA Companies at and after the time of Closing (the "Transferred Liabilities"): (i) Indebtedness owed by AGEMA UK in an aggregate amount not to exceed 500,000 British Pounds;
(ii) an aggregate amount of AGEMA Net Intercompany Indebtedness, and (iii) the aggregate pension liability of AGEMA's PRI--pension plan not to exceed SEK 32,400,000 (the "Pension Liability"). If the AGEMA Net Intercompany Indebtedness at the time of Closing exceeds $1,000,000, then the Spectra Companies shall reimburse the AGEMA Companies fifty percent (50%) of the difference between such excess AGEMA Net Intercompany Indebtedness and $1,000,000, up to an amount not in excess of $1,000,000.

7.17 INTERIM FINANCIAL STATEMENTS

  As soon as practical, the Spectra Companies shall deliver to FLIR year-to-date combined unaudited interim balance sheets of the AGEMA Companies as of, and statements of income, stockholders' equity and cash flows of the AGEMA Companies for the nine-month period ending, September 30, 1997. Upon delivery such interim financial statements shall automatically become and be deemed to be AGEMA Combined Financial Statements for purposes of this Agreement.

7.18 FURTHER ASSURANCES

  Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining Consents from any Person from whom a Consent is not obtained on or before the Closing).

                                   ARTICLE 8

                             CONDITIONS PRECEDENT

8.1 CONDITIONS TO OBLIGATIONS OF FLIR

  The obligation of FLIR to consummate the Transaction is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or part by FLIR to the extent permitted by applicable law.

  8.1.1 Representations and Warranties True

  The representations and warranties of the Spectra Companies contained in this Agreement (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Spectra Companies or the AGEMA Companies pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date).

  8.1.2 Performance

  The Spectra Companies and the AGEMA Companies shall have each performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by each such party prior to or at the time of Closing, including, but not limited to, execution and/or delivery of the documents specified in Section 3.2.

  8.1.3 No Material Adverse Change

  There shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of the AGEMA Companies (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Spectra Companies), except changes contemplated by this Agreement and changes in the ordinary course of business which would not be considered to have individually an AGEMA Material Adverse Effect.

  8.1.4 Bring-Down Certificate

  The Spectra Companies shall have delivered to FLIR a certificate, dated the Closing Date, signed by an authorized officer of each of the Spectra Companies, certifying as to the fulfillment of the conditions specified in Sections 8.1.1, 8.1.2 and 8.1.3 ("Spectra's Bring-Down Certificate").

  8.1.5 Corporate Actions

  All action necessary under applicable law, NASD bylaws and rules and the applicable articles of incorporation, bylaws and similar organizational documents to approve the consummation of the Transaction shall have been taken by the Spectra Companies, the AGEMA Companies, and FLIR, including but not limited to the approval of this Agreement and the Transaction and the issuance by FLIR of the shares of FLIR Stock described in Sections 2.1, 2.2, 2.3 and 2.4 by the Board of Directors and shareholders of the Spectra Companies and FLIR.

  8.1.6 No Order or Proceeding

  No Order shall be outstanding, and no Proceeding shall be pending or threatened (which threat (i) shall constitute the recommendation that a Proceeding be commenced (and not the mere request for data) and (ii) shall be immediately communicated to, and is subject to confirmation by, the other party) against any of the FLIR Companies, AGEMA Companies, Spectra Companies or their respective Affiliates, officers, directors or employees which would restrain, prohibit, invalidate or attempt to restrain or enjoin, or materially adversely affect, the Transaction.

  8.1.7 Permits and Consents

  All Permits and Consents, including, but not limited to, all filings with and notifications to all Governmental Authorities, necessary for the consummation by the Spectra Companies and the AGEMA Companies and FLIR of the Transaction, including, but not limited to, those described in Spectra Disclosure Schedule with reference to Section 4.2.6 shall have been obtained or effected, other than routine post closing notifications or filings.

  8.1.8 Termination of All Agreements Between the Spectra Companies and the AGEMA Companies

  Except for those agreements described on Schedule 8.1.8 hereto which shall remain in full force and effect after the Closing, all agreements between or among any of the Spectra Companies or any of their Affiliates (other than the AGEMA Companies), on the one hand, and the AGEMA Companies, on the other hand, including, but not limited to, all tax sharing or tax allocation agreements, all cash pooling agreements and all forward rate agreements, shall have been terminated, and there will be no liability to any party under any such terminated agreements following the Effective Time.

  8.1.9 No Liens or Indebtedness

  Except for the Transferred Liabilities and the other Indebtedness and Liens described on Schedule 8.1.9 hereto, all Liens on the assets of the AGEMA Companies shall be terminated prior to Closing at the expense of the Spectra Companies and at Closing none of the AGEMA Companies shall have any Indebtedness. FLIR shall have received appropriate documentation evidencing such termination, in form and substance satisfactory to FLIR.

  8.1.10 AGEMA Minimum Share Capital

  FLIR shall have received evidence satisfactory to FLIR that the minimum registered share capital of AGEMA has been increased to SEK 100,000 in satisfaction of the requirements under Swedish law.

  8.1.11 Other Agreements and Documents

  FLIR shall have received the agreements and documents described in Section
3.2.

8.2 CONDITIONS TO OBLIGATIONS OF STOCKHOLDERS

  The obligations of Stockholders to consummate the Transaction are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Stockholders to the extent permitted by applicable law.

  8.2.1 Representations and Warranties True

  The representations and warranties of FLIR contained in this Agreement (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of FLIR pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date).

  8.2.2 Performance

  FLIR shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by FLIR prior to or at the time of the Closing including, but not limited to, execution and/or delivery of the documents specified in
Section 3.3.

  8.2.3 No Material Adverse Change

  There shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of the FLIR Companies (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by FLIR), except changes contemplated by this Agreement and changes in the ordinary course of business which would not be considered to have individually a FLIR Material Adverse Effect.

  8.2.4 FLIR's Bring-Down Certificate

  FLIR shall have delivered to Stockholders a certificate, dated the Closing Date, signed by an authorized officer of FLIR certifying as to the fulfillment by FLIR of the conditions specified in Sections 8.2.1, 8.2.2 and 8.2.3 ("FLIR's Bring-Down Certificate").

  8.2.5 Corporate Actions

  All action necessary under applicable law, NASD bylaws and rules and the applicable articles of incorporation, bylaws and similar organizational documents to approve the consummation of the Transaction shall have been taken by the Spectra Companies, the AGEMA Companies, and FLIR, including but not limited to the approval of this Agreement and the Transaction and the issuance by FLIR of the shares of FLIR Stock described in Sections 2.1, 2.2, 2.3 and
2.4 by the Board of Directors and shareholders of the Spectra Companies and FLIR.

  8.2.6 No Order or Proceeding

  No Order shall be outstanding, and no Proceeding shall be pending or threatened (which threat (i) shall constitute the recommendation that a Proceeding be commenced (and not the mere request for data) and (ii) shall be immediately communicated to, and is subject to confirmation by, the other party) in writing against any of FLIR, the AGEMA Companies, the Spectra Companies or their respective Affiliates, officers, directors or employees which would restrain, prohibit, invalidate or attempt to restrain or enjoin, or materially adversely affect, the Transaction.

  8.2.7 Permits and Consents

  All Permits and Consents, including, but not limited to, all filings with and notifications to all Governmental Authorities, necessary for the consummation by the Spectra Companies, the AGEMA Companies and FLIR of the Transaction, including, but not limited to, those described in the FLIR Disclosure Schedule with reference to Section 5.2.6 shall have been obtained or effected, other than routine post closing notifications or filings.

  8.2.8 Employment Agreements

  FLIR shall amend the Employment Agreements in a form satisfactory to the Spectra Companies so that the Transaction does not constitute a Change of Control (as defined therein), provided, however, that if the Spectra Companies and their Affiliates ownership of FLIR Stock exceeds forty-five percent (45%) of the total issued and outstanding FLIR Stock at any time as a result of purchases of FLIR Stock by the Spectra Companies or their Affiliates (other than the FLIR Stock issued under Section 2.5 above), such amendment by its terms shall become immediately and automatically null and void.

  8.2.9 Director Resignation

  FLIR shall have received a letter of resignation from one (1) of the members of the Board of Directors of FLIR, such resignation to be effective upon consummation of the Closing.

  8.2.10 Increase in Size of Board

  The Board of Directors of FLIR shall have adopted resolutions increasing the size of such Board from six (6) to nine (9) members and electing to fill vacancies created thereby and pursuant to Section 8.2.9 above with the nominees of Spectra previously provided to the Board, such actions to be effective upon consummation of the Closing.

  8.2.11 Release of Guarantees

  The Spectra Companies and their affiliates shall have received releases, in form and substance satisfactory to the Spectra Companies, releasing such companies and their affiliates from any and all obligations as guarantors under (i) the banking facility with Midland Bank of the United Kingdom and
(ii) AGEMA'S PRI-pension plan; provided, however, that if any of such releases are not obtained by FLIR on or before Closing after the exercise by FLIR of reasonable best efforts to obtain the same, FLIR covenants to obtain such releases within sixty (60) days after the Closing, and FLIR shall indemnify the Spectra Companies and their affiliates for any demand made during such sixty (60) day period for payments with respect to the banking facility with Midland Bank of the United Kingdom or AGEMA'S PRI-pension plan

  8.2.12 Other Agreements and Documents

  Stockholders shall have received the agreements and documents described in
Section 3.3.

                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

9.1 TERMINATION

  This Agreement may be terminated at any time prior to the Closing Date:

  9.1.1 By mutual consent of the Board of Directors of FLIR and the Board of Directors of Spectra;

  9.1.2 By either FLIR or the Spectra if Closing of the Transaction shall not have occurred on or before March 31, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

  9.1.3 By FLIR if any of the conditions specified in Section 8.1 has not been met or waived by FLIR at such time as such condition is no longer capable of satisfaction (provided FLIR is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

  9.1.4 By Spectra if any of the conditions specified in Section 8.2 has not been met or waived by Stockholders at such time as such condition is no longer capable of satisfaction (provided none of the Spectra Companies is otherwise in material breach of its respective representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

  9.1.5 By FLIR if there has been a material breach on the part of the Spectra Companies of any representation, warranty, covenant or agreement by the Spectra Companies set forth in this Agreement, which breach, if capable of cure, has not been cured within fifteen (15) business days following receipt by Spectra of written notice of such breach;

  9.1.6 By Spectra if there has been a material breach on the part of FLIR of any representation, warranty, covenant or agreement by FLIR set forth in this Agreement, which breach, if capable of cure, has not been cured within fifteen
(15) business days following receipt by FLIR of written notice of such breach;

  9.1.7 By either FLIR or Spectra upon written notice given in compliance with
Section 11.3 below if any Governmental Authority of competent jurisdiction shall have issued a final permanent Order enjoining or otherwise prohibiting the consummation of the Transaction and, in any such case the time for appeal or petition for reconsideration of such Order shall have expired without such appeal or petition being granted.

9.2 EFFECT OF TERMINATION

  In the event of termination of this Agreement by either FLIR or Spectra as provided above, this Agreement shall forthwith become void and, except for termination pursuant to Section 9.1.5 or 9.1.6, there shall be no liability on the part of FLIR or the Spectra Companies or their respective officers or directors; provided that Sections 4.19 and 5.16, the penultimate sentence of
Section 7.5, this Section 9.2 and the provisions of Article 11 shall survive the termination.

9.3 AMENDMENT

  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 WAIVER

  At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such extension or waiver shall be effective only in the particular instance in which it is given.

                                  ARTICLE 10

                         SURVIVAL AND INDEMNIFICATION

10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

  10.1.1 All representations and warranties by the Spectra Companies contained in this Agreement shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties in the following Sections shall survive until the expiration of the applicable statue of limitations or for six (6) years from the Closing Date, whichever is longer:
4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.19 and 4.22.

  10.1.2 All covenants and agreements by the Spectra Companies contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

  10.1.3 All representations and warranties by FLIR contained in this Agreement shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties in the following Sections shall survive until the expiration of the applicable statute of limitations or for six (6) years from the Closing Date, whichever is longer:
5.1, 5.2, 5.3, 5.4, 5.16 and 5.19.

  10.1.4 All covenants and agreements by FLIR contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

  10.1.5 Any claim by the Spectra Companies, FLIR or the AGEMA Companies with respect to representations, warranties, covenants and agreements must be initiated during the Claims Period or such other applicable period as is specified above in this Section 10.1 by submission of a written demand in accordance with the provisions of Section 10.4.1.

  10.1.6 All statements contained in the Spectra Disclosure Schedule or in any certificate or other instrument delivered by or on behalf of the Spectra Companies pursuant to or in connection with the Transaction shall be deemed representations, warranties and covenants by the Spectra Companies hereunder. All statements contained in the FLIR Disclosure Schedule or in any certificate or other instrument delivered by or on behalf of FLIR pursuant to or in connection with the Transaction shall be deemed representations, warranties and covenants by FLIR hereunder.

10.2 INDEMNIFICATION BY THE SPECTRA COMPANIES

  The Spectra Companies, jointly and severally, hereby agree to defend, indemnify and hold harmless FLIR (before and after the Closing) and the AGEMA Companies (after the Closing) from, against and in respect to any Loss suffered or incurred by FLIR or any of the AGEMA Companies by reason of (i) a breach of any representation or warranty by the Spectra Companies contained in this Agreement, (ii) the nonfulfillment of any covenant or agreement by the Spectra Companies contained in this Agreement, or (iii) any of the matters described in Section 4.11 of the Spectra Disclosure Schedule to the extent that the Losses to FLIR and/or the AGEMA Companies exceed $90,000 in the aggregate, and (iv) all Proceedings incident to any of the foregoing.

10.3 INDEMNIFICATION BY FLIR

  FLIR hereby agrees to defend, indemnify and hold harmless the Spectra Companies (before and after the Closing) from, against and in respect of any Loss suffered or incurred by the Spectra Companies after the Closing by reason of (i) a breach of any representation or warranty by FLIR contained in this Agreement, (ii) the nonfulfillment of any covenant or agreement by FLIR contained in this Agreement, or (iii) any of the matters described in Section
5.8 of the FLIR Disclosure Schedule to the extent that the Losses to the Spectra Companies exceed $90,000 in the aggregate, and (iv) all Proceedings incident to any of the foregoing.

10.4 NOTIFICATION AND DEFENSE OF CLAIMS OR ACTIONS

  10.4.1 As used in this Section, any party seeking indemnification pursuant to this Section is referred to as an "Indemnified Party" and any party from whom indemnification is sought pursuant to this Section is referred to as an "Indemnity Obligor." An Indemnified Person which proposes to assert the right to be indemnified under this Article shall, pursuant to the notice provisions of this Agreement, submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification. The parties agree that, for purposes of indemnification claims arising under this Article after Closing, FLIR shall be authorized to act on behalf of the AGEMA Companies.

  10.4.2 With respect to claims based on actions by third parties, an Indemnified Party shall, within twenty (20) days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an Indemnity Obligor, notify the Indemnity Obligor in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnity Obligor of any such Proceeding shall not relieve the Indemnity Obligor from any liability which it may have to the Indemnified Party, except to the extent that the Indemnity Obligor is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnity Obligor, within twenty
(20) days after receipt by the Indemnified Party, copies of all further notices relating to such claim.

  10.4.3 If a third-party claim is made for which an Indemnified Party is entitled to indemnification pursuant to this Article, the Indemnity Obligor will be entitled to participate in the defense of such claim and, if it so chooses, and provided that it acknowledges its obligation to indemnify the Indemnified Party, to assume primary responsibility for the defense of such claim with counsel selected by the Indemnity Obligor and not reasonably objected to by the Indemnified Party. Should the Indemnity Obligor assume the defense of such claim, the

Indemnity Obligor will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.

  10.4.4 If the Indemnity Obligor assumes the defense of a third-party claim as set forth in Section 10.4.3, then (i) in no event will an Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any such claim without the Indemnity Obligor's prior written consent and (ii) each Indemnified Party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the Indemnity Obligor does not assume the defense of any such claim, an Indemnified Party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to the Indemnity Obligor, on such terms as the Indemnified Party may deem appropriate).

  10.4.5 In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Article, (i) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim and (ii) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

10.5 RELIANCE

  No disclosure by any party ("Disclosing Party") to this Agreement nor any investigation made by or in behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties; provided, however, to the extent that as a result of any such investigation, an officer or director of the non-Disclosing Party has actual knowledge that any representation or warranty is untrue and the Disclosing Party does not have Knowledge that such representation or warranty is untrue, the Disclosing Party shall have no liability with respect to such breach of representation or warranty.

                                  ARTICLE 11

                              GENERAL PROVISIONS

11.1 EXPENSES

  The AGEMA Companies shall bear all expenses incurred by the AGEMA Companies or the Spectra Companies in connection with the Transaction, including the fees and expenses of any attorneys, accountants, or other Persons engaged by the AGEMA Companies or the Spectra Companies; provided, however, that the Spectra Companies shall bear all brokerage, finder's or other fees or commission or related expenses, if any, incurred by the Spectra Companies or the AGEMA Companies, including the fees and expenses of any broker, finder or investment banker engaged by the Spectra Companies or the AGEMA Companies. FLIR shall bear all expenses incurred by FLIR in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by FLIR.

11.2 PUBLIC ANNOUNCEMENTS

  No announcement, discussion, press release or other publication of this Agreement or the negotiations and discussions among the Spectra Companies, the AGEMA Companies and FLIR may be made or issued by one party without the written authorization of the other party, except that each party may seek the advice of its counsel, accountants and other advisors with respect thereto. Notwithstanding the foregoing, Neither Spectra nor FLIR shall be prohibited from making any disclosure which is required in order to fulfill the disclosure obligations imposed upon it by applicable law. If either party proposes to make such disclosure, it will first notify the other party in writing and both parties will use their best efforts to reach agreement on the form and substance of the disclosure to be made. If the Closing does not occur, the obligations of the parties under this Section 11.2 shall be binding upon the parties and remain in effect for a period of six (6) months following termination of this Agreement. The Spectra Companies and FLIR are aware and will advise their respective Affiliates and representatives who are informed of the matters that are the subject of this Agreement of the restrictions imposed by the United States and Swedish securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other Person when it is reasonably foreseeable that such other Person is likely to purchase or sell such securities in reliance upon such information.

11.3 NOTICES, ETC.

  All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

   If to the Spectra Companies:             With a Copy to:

   Spectra-Physics AB                       Dechert Price & Rhoads 4000 Bell
   Box 5226                                 Atlantic Towers 1717 Arch Street
   S-102 45                                 Philadelphia, PA 19103
   Stockholm, Sweden                        Attn: Christopher G. Karras
   Attn: Lars Spongberg                     Telephone: 215-994-2412
   Telephone: 46-8-783 07 25                Facsimile: 215-994-2222
   Facsimile: 46-8-660 92 26


   If to FLIR (and the AGEMA
   Companies after Closing):                With a Copy to:

   James A. Fitzhenry                       Gregory E. Struxness Ater Wynne
   Vice President                           Hewitt Dodson & Skerritt 222
    and General Counsel                     S.W. Columbia, Suite 1800
   FLIR Systems, Inc.                       Portland, OR 97201
   16505 S.W. 72nd Avenue                   Telephone: (503) 226-1191
   Portland, OR 97224                       Facsimile: (503) 226-0079
   Telephone: (503) 684-3731
   Facsimile: (503) 684-4188

or to such other address as such party shall have designated by notice so given to each other party.

11.4 ATTORNEYS' FEES

  If a Proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such Proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

11.5 SEVERABILITY

  If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

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

11.6 REMEDIES

  11.6.1 In addition to any other remedies which FLIR may have at law or in equity, including money damages, the Spectra Companies hereby agree that FLIR shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the Spectra Companies, as the case may be, and that subject to any provisions of this Agreement relating to venue, FLIR shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

  11.6.2 In addition to any other remedies which the Spectra Companies, and the AGEMA Companies (prior to Closing), may have at law or in equity, including money damages, FLIR hereby agree that the Spectra Companies, and the AGEMA Companies (prior to Closing), shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by FLIR, and that subject to any provisions of this Agreement relating to venue, the Spectra Companies, and the AGEMA Companies (prior to Closing), shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

  11.6.3 Except as expressly provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power of remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

11.7 NO THIRD-PARTY BENEFICIARIES

  Subject to Section 11.10.2 below, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto other than the AGEMA Companies, which shall have the right to enforce the provisions of Article 10 as if they were parties hereto.

11.8 GOVERNING LAW

  This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

11.9 JURISDICTION

  Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Washington or, if such court does not have jurisdiction over such matter, to the applicable state court in King County, Washington, in any Proceeding arising in connection with this Agreement and agrees that any such Proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of Oregon other than for such purpose. Each party hereto consents to service of process in any Proceeding through the procedures provided for notice in this Agreement.

11.10 ASSIGNMENT AND BINDING EFFECT

  11.10.1 The Spectra Companies, the AGEMA Companies and FLIR shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by the Spectra Companies, the AGEMA Companies or FLIR of its respective rights or obligations under this Agreement, whether before or after the Closing, release the Spectra Companies, the AGEMA Companies or FLIR from its respective liabilities and obligations hereunder.

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

  11.10.2 Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.

11.11 JOINT AND SEVERAL OBLIGATIONS

  Each of the obligations and liabilities of the Spectra Companies and/or Stockholders under this Agreement shall be joint and several obligations of all of the Spectra Companies.

11.12 ENTIRE AGREEMENT

  This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement).

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

11.13 COUNTERPARTS

  This Agreement may be executed in any number of counterparts (including counterparts delivered by facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

  FLIR:                                   FLIR SYSTEMS, INC.

                                                   /s/ Robert P. Daltry
                                          By___________________________________
                                            ROBERT P. DALTRY, Chairman and
                                            Chief Executive Officer

  SPECTRA COMPANIES:                      SPECTRA-PHYSICS AB

                                                    /s/ Lars Spongberg
                                          By___________________________________
                                            LARS SPONGBERG, President and CEO

                                                     /s/ Lennart Rappe
                                          By___________________________________
                                            LENNART RAPPE, Senior Vice
                                            President and Chief Operating
                                            Officer

                                          SPECTRA-PHYSICS HOLDINGS S.A.

                                                     /s/ Erik Aspinal
                                          By___________________________________
                                            ERIK ASPINAL, President and CEO

                                          SPECTRA-PHYSICS HOLDINGS GMBH

                                                     /s/ Lennart Rappe
                                          By___________________________________
                                            LENNART RAPPE, President and CEO

                                          SPECTRA-PHYSICS HOLDINGS PLC

                                                     /s/ Lennart Rappe
                                          By___________________________________
                                            LENNART RAPPE, President and CEO

                                          PHAROS HOLDINGS, INC.

                                                    /s/ John D. Carney
                                          By___________________________________
                                            JOHN D. CARNEY, President and CEO

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